EXHIBIT 10.24

CREDIT AGREEMENT*

dated as of May 1, 2001

among

WILLIS LEASE FINANCE CORPORATION,

as Borrower

and

CERTAIN BANKING INSTITUTIONS NAMED HEREIN

with

NATIONAL CITY BANK,

as Administrative Agent,

FORTIS BANK [NEDERLAND] N.V.,

as Structuring Agent

and

FORTIS BANK [NEDERLAND] N.V.,

as Security Agent

             *           Portions of the material in this Exhibit have been redacted pursuant to a request for confidential treatment, and the redacted material has been filed seperately with the Securities and Exchenge Commission (the "Commission").  An asterix has been placed in the precise places in this Agreement where we have redacted information, and the asterix is keyed to a legend which states that the material has been omitted pursuant to a request for confidential treatment.

TABLE OF CONTENTS

SECTION 1. CERTAIN DEFINITIONS

1.1	Definitions

1.2	Accounting Terms

1.3	Construction

SECTION 2. THE CREDIT

2.1	The Revolving Loans
(a)	Revolving Loans; Revolving Loan Commitment
(b)	Interest Rate Options
(c)	Maximum Loans Outstanding
(d)	Minimum Loan Amount
(e)	Prepayment and Reborrowing
(f)	Revolving Loan Commitment Percentages
(g)	Several Obligations

2.2	The Revolving Credit Notes

2.3	[Reserved]

2.4	Funding Procedures
(a)	Request for Advance
(b)	Actions by the Administrative Agent
(c)	Availability of Funds
(d)	Funding Assumptions
(e)	Proceeds of Loan Being Repaid

2.5	Facility Fee; Extension Fee

2.6	Reduction or Termination of Revolving Loan Commitments
(a)	Voluntary
(b)	Revolving Loan Commitment Termination

2.7	Mandatory Prepayments

2.8	[Reserved]

2.9	Payment of Additional Amount

2.10	Interest
(a)	Base Rate Loans
(b)	LIBO Rate Loans

(c)	Conversion to Base Rate
(d)	Renewals and Conversions
(e)	Interim Payments At Base Rate
(f)	Reinstatements

2.11	Voluntary Prepayments
(a)	Base Rate Loans
(b)	LIBO Rate Loans

2.12	Payments
(a)	Accrued Interest
(b)	Form of Payments, Application of Payments, Payment Administration, Etc.
(c)	Demand Deposit Account
(d)	Net Payments
(e)	Commitment Fee

2.13	Change in Circumstances, Yield Protection
(a)	Certain Regulatory Changes
(b)	Capital Adequacy
(c)	Ability to Determine LIBO Rate
(d)	Yield Protection
(e)	[Reserved]
(f)	Notice of Events

2.14	Illegality

2.15	Discretion of each Bank as to Manner of Funding

2.16	Appraisals

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1	Organization, Standing

3.2	Corporate Authority, Validity, Etc

3.3	Validity of Loan Documents

3.4	Litigation

3.5	ERISA

3.6	Financial Statements

3.7	No Material Adverse Change

3.8	Not in Default, Judgments, Etc

3.9	Taxes

3.10	Permits, Licenses, Etc

3.11	No Materially Adverse Contracts, Etc

3.12	Compliance with Laws, Etc
(a)	Compliance Generally
(b)	Hazardous Wastes, Substances and Petroleum Products

3.13	Solvency

3.14	Subsidiaries, Etc

3.15	Title to Properties, Leases

3.16	Public Utility Holding Company; Investment Company

3.17	Margin Stock

3.18	Use of Proceeds

3.19	Depreciation Policies

3.20	Disclosure Generally

SECTION 4. CONDITIONS PRECEDENT

4.1	All Loans
(a)	Request For Advance
(b)	Asset Base Certificate
(c)	Guaranty
(d)	Additional Documents
(e)	Covenants; Representations
(f)	Defaults
(g)	Material Adverse Change
(h)	Owner Trustee Documents

4.2	Conditions to Effectiveness of the Agreement
(a)	Articles, Bylaws
(b)	Evidence of Authorization
(c)	Legal Opinions
(d)	Incumbency
(e)	Notes

(f)	Documents
(g)	Consents
(h)	Other Agreements
(i)	Security Interest
(j)	Appraisals
(k)	Financial Statements
(l)	Litigation
(m)	[Reserved]
(n)	Fees
(o)	Fees, Expenses
(p)	Lien Searches
(q)	Other Documents and Information
(r)	Existing Facility
(s)	Final Date for Effectiveness

SECTION 5. AFFIRMATIVE COVENANTS

5.1	Financial Statements and Reports
(a)	Annual Statements
(b)	Quarterly Statements
(c)	No Default
(d)	ERISA
(e)	Material Changes
(f)	Other Information
(g)	Asset Base Certificates; Monthly Lease Report
(h)	Monthly Lease Portfolio and Receivables Report
(i)	Maintenance of Current Depreciation Policies

5.2	Corporate Existence

5.3	ERISA

5.4	Compliance with Regulations

5.5	Conduct of Business; Permits and Approvals, Compliance with Laws

5.6	Maintenance of Properties

5.7	Maintenance of Insurance

5.8	Payment of Taxes, Etc

5.9	Notice of Events

5.10	Inspection Rights

5.11	Generally Accepted Accounting Principles

5.12	Compliance with Material Contracts

5.13	Use of Proceeds

5.14	Further Assurances

5.15	Restricted Subsidiaries

5.16	Placards

5.17	Certain Subsidiaries

SECTION 6. NEGATIVE COVENANTS

6.1	Consolidation and Merger

6.2	Liens

6.3	Guarantees

6.4	Margin Stock

6.5	Acquisitions and Investments

6.6	Transfer of Assets; Nature of Business

6.7	Accounting Change

6.8	Transactions with Affiliates of the Borrower

6.9	Indebtedness

6.10	Restricted Payments

6.11	Restriction on Amendment of this Agreement

6.12	Investments in Unrestricted Subsidiaries

6.13	No Adverse Selection

SECTION 7. FINANCIAL COVENANTS

7.1	No Losses

7.2	Minimum Tangible Net Worth

7.3	Leverage Ratio

7.4	Adjusted Total Debt to Adjusted Tangible Net Worth

7.5	Minimum Interest Coverage Ratio

7.6	Asset Base

SECTION 8. DEFAULT

8.1	Events of Default
(a)	Payments
(b)	Covenants
(c)	Representations, Warranties
(d)	Bankruptcy
(e)	Certain Other Defaults
(f)	Judgments
(g)	Attachments
(h)	Change in Control of the Borrower
(i)	Security Interests
(j)	WLFC Funding Facility

SECTION 9. COLLATERAL

9.1	Collateral

9.2	Security Documents

9.3	Release of Collateral

SECTION 10. THE AGENTS

10.1	Appointment and Authorization

10.2	Duties and Obligations

10.3	The Agents as Banks

10.4	Independent Credit Decisions

10.5	Indemnification

10.6	Successor Agents

10.7	Allocations Made By the Administrative Agent

SECTION 11. MISCELLANEOUS

11.1	Waiver

11.2	Amendments

11.3	GOVERNING LAW

11.4	Participations and Assignments

11.5	Captions

11.6	Notices

11.7	Sharing of Collections, Proceeds and Set-Offs: Application of Payments

11.8	Expenses; Indemnification

11.9	Survival of Warranties and Certain Agreements

11.10	Severability

11.11	Banks’ Obligations Several; Independent Nature of Banks’ Rights

11.12	No Fiduciary Relationship

11.13	CONSENT TO JURISDICTION AND SERVICE OF PROCESS

11.14	WAIVER OF JURY TRIAL

11.15	Counterparts; Effectiveness

11.16	Use of Defined Terms

11.17	Offsets

11.18	Entire Agreement

11.19	Confidentiality

Exhibit A	–	Revolving Loan Commitments
Exhibit B	–	Applicable Margin; Commitment Fee
Exhibit C	–	Form of Revolving Credit Note
Exhibit D	–	Form of Mortgage
Exhibit E	–	Form of Asset Base Certificate
Exhibit F	–	Form of Security Agreement
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Depreciation Policies
Exhibit I	–	Form of Owner Trustee Mortgage
Exhibit J	–	Form of Subsidiary Guaranty
Exhibit K	–	Form of Trust Agreement
Exhibit L	–	Form of Beneficial Interest Pledge Agreement
Exhibit M	–	Form of Owner Trustee Guarantee
Exhibit N	–	Form of Share Pledge Agreement
Exhibit O	–	Form of WLFC (Ireland) Security Agreement
Exhibit P	–	Form of Consent and Intercreditor Agreement

Schedule 1	–	Disclosure Schedule
Schedule 2	–	Excepted Collateral
Schedule 3	–	Existing Leases in Nonrecognition of Rights Jurisdictions
Schedule 4	–	List of Permissible Airlines of Nonrecognition of Rights Jurisdictions
Schedule 5	–	Geographic Limitations
Schedule 6	–	Existing Engines, Equipment and Leases

             *           This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 1, 2001 (this “Agreement”), is entered into by and among WILLIS LEASE FINANCE CORPORATION, a Delaware corporation (successor by merger to Willis Lease Finance Corporation, a California corporation) (“Willis” or the “Borrower”), the banking institutions signatories hereto and named in Exhibit A attached hereto and such other institutions that hereafter become a “Bank” pursuant to Section 11.4 hereof (collectively the “Banks” and individually a “Bank”), NATIONAL CITY BANK, as Administrative Agent for the Banks under this Agreement (“Administrative Agent,” which shall mean in its capacity as administrative agent unless specifically stated otherwise), FORTIS BANK [NEDERLAND] N.V. (“Fortis”), as Structuring Agent (the “Structuring Agent”), and FORTIS BANK [NEDERLAND] N.V., as Security Agent (the “Security Agent”).  The Administrative Agent, the Structuring Agent and the Security Agent are sometimes hereinafter referred to collectively as the “Agents”, and individually as an “Agent.”

PRELIMINARY STATEMENT

WHEREAS, the Borrower desires to have available to it a revolving credit facility (the “Credit Facility”) which will be used for the purchase or refinance of Engines and Equipment (defined below), the majority of which will be held for sale or for lease to unaffiliated persons and for working capital and general corporate purposes.

WHEREAS, the Banks are willing to establish such Credit Facility and make loans to the Borrower under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and promises hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.

CERTAIN DEFINITIONS

1.1        Definitions

             “Acceptable Manufacturer” shall mean CFM International, General Electric, Pratt & Whitney, Rolls Royce, and International Aero Engines.

             “Adjusted Tangible Net Worth” shall mean Tangible Net Worth of the Willis Companies, less any stockholder’s equity in any Unrestricted Subsidiaries where the Debt of such Unrestricted Subsidiary is nonrecourse to the Borrower.

             “Adjusted Total Debt” shall mean all Debt of the Willis Companies, less any Debt to the extent such Debt is nonrecourse to the Borrower.

             “Administrative Agent” shall have the meaning set forth in the Preamble to this Agreement, and shall also mean and include any successor Administrative Agent appointed pursuant to Section 10.6 hereto.

             “Affiliate” shall mean, with respect to any Person, any other Person:  (i) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (ii) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (iii) ten percent (10%) or more of whose voting stock is directly or indirectly beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

             “Aggregate Revolving Loan Commitment” shall have the meaning set forth in Section 2.1(a).

             “Agreement” shall mean this Credit Agreement, as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached hereto.

             “Applicable Margin.”  With respect to Base Rate Loans and LIBO Rate Loans, the term “Applicable Margin” shall have the meaning set forth on Exhibit B hereto.

             “Asset Base” shall mean the amount equal to the sum of:

             (a)         ___% of the Net Book Value of Eligible Engines which are not Off-Lease for a period of more than 180 consecutive days; plus*

             (b)        ___% of the Net Book Value of all the Eligible Engines which are Off-Lease for a period of more than 180 consecutive days; plus*

             (c)         ___% of the Net Book Value of the Eligible Equipment which is not Off-Lease for a period of more than 180 consecutive days; plus*

             (d)        ___% of the Net Book Value of the Eligible Equipment which is Off-Lease for a period of more than 180 but less than 365 consecutive days but only to the extent the Eligible Equipment consists of (i) Stage II  engines outfitted with hushkits, (ii) turboprop engines and (iii) Parts Packages.*

If an Eligible Engine or an item of Eligible Equipment is subject to a Lease, the Eligible Engine or item of Eligible Equipment will be included in the Asset Base only if such Lease is an Eligible Lease.  The Asset Base shall also be subject to the following concentration limits:

             (i)          No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment subject to Leases which mature within any 12-month period (determined on a rolling 12-month basis);*

             (ii)         No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment which are Off-Lease;*

             (iii)        No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment subject to Leases to a single lessee;*

             (iv)       No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment subject to Leases to the Three Primary Lessees;*

             (v)        No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment (other than Parts Packages) manufactured by the same Acceptable Manufacturer and of the same make and model;*

             (vi)       No more than ___% of the Asset Base shall consist of Eligible Equipment constituting Stage II engines not outfitted with hushkits and turboprop engines;*

             (vii)      No more than ___% (which percentage, for the avoidance of doubt, shall include the Eligible Equipment subject to the ___% limitation set forth in clause (vi) above) of the Asset Base shall consist of Eligible Equipment constituting Stage II engines and turboprop engines;*

             (viii)     No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment used on a single make and model of narrow-body aircraft;*

             (ix)        No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment used on a single make and model of wide-body aircraft;*

             (x)         No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment used on wide-body aircraft;*

             (xi)        No more than the lesser of (a) ___% of the Aggregate Revolving Loan Commitment or (b) ___% of the Net Book Value of the Eligible Engines and Eligible Equipment included in the Asset Base shall consist of Eligible Parts Packages (based on Net Book Value); and*

             (xii)       No more than ___% of the Asset Base shall consist of Eligible Engines and Eligible Equipment subject to Leases with lessees domiciled or principally located in Nonrecognition of Rights Jurisdictions, provided, however, that any concentration in excess of ___% solely due to the Leases set forth in Schedule 3 hereto or due to the removal by the Majority Banks of a lessee (or in the case of a Lease to WLFC (Ireland) Limited, a sublessee) listed in Schedule 4 hereto shall be included in the Asset Base but, in no event, shall the Borrower be entitled to include in the Asset Base additional Leases with Lessees domiciled or principally located in Nonrecognition of Rights Jurisdictions during any period in which this proviso shall be applicable; and*

             (xiii)      No more than the percentage of the Net Book Value of the Eligible Engines and Eligible Equipment subject to Leases included in the Asset Base set forth in Schedule 5 attached hereto for a particular country or geographic region shall in the aggregate be with lessees domiciled or principally located in such countries or geographic regions.

Notwithstanding the foregoing,

(A)       If (a) any Engine, any item of Equipment or any Lease of any Engine or any item of Equipment shall fail to constitute an “Eligible Engine” or item of “Eligible Equipment” or “Eligible Lease,” as the case may be, or (b) the Security Agent shall not receive a perfected, first priority security interest in an Engine or an item of Equipment (as and to the extent contemplated in Section 9.1) subject to Permitted Liens, the Security Agent, in its sole discretion, may nevertheless include such Engine, such item of Equipment or Lease in the Asset Base, provided that at no time will the aggregate amount of the Asset Base comprised of such non-eligible Engines, non-eligible items of Equipment, non-eligible Leases and such Engines or Equipment regarding which the security interest is not fully perfected exceed $__________.  Promptly following a determination by the Security Agent to include in the Asset Base such non-eligible Engines, non-eligible items of Equipment, non-eligible Leases, or such Engines or Equipment regarding which the security interest is not fully perfected (which determination may be made prospectively), the Security Agent will notify the Banks of its decision and the basis therefor and request that the Banks either confirm or reject such determination.  If the Required Banks confirm such determination in writing within ten days from delivery of the notice, such Engine, item of Equipment or Lease shall be deemed to be an “Eligible Engine,” an item of “Eligible Equipment” or an “Eligible Lease”, as the case may be, and will no longer count towards the $__________ limit for non-eligible Engines, items of non-eligible Equipment, non-eligible Leases and Engines and non-eligible Equipment regarding which the security interest is not fully perfected.  If Banks sufficient to constitute the Required Banks fail to confirm such determination in writing within ten days from delivery of the notice, such determination by the Security Agent will be deemed not approved by the Required Banks, unless or until otherwise approved by the Required Banks in writing and such Engine, item of Equipment or Lease shall continue to count towards the $__________ limit and shall continue to be included in the Asset Base.*

(B)        If more than ___% (determined in the aggregate) of (a) the Engines and Equipment included in the Asset Base, and (b) the engines and equipment subject to the WLFC Funding Facility is Off-Lease, then Stage III Engines which have been Off-Lease for more than 12 consecutive months shall not constitute “Eligible Engines;” and*

(C)        All of the Engines, Equipment and Leases listed on Schedule 6 shall be deemed to constitute Eligible Engines, Eligible Equipment or Eligible Leases and shall be deemed to meet the Eligibility Criteria.

             “Asset Base Certificate” shall mean a certificate in substantially the form attached hereto as Exhibit E hereto which shall be signed by the chief financial officer, chief administrative officer or chief executive officer of the Borrower.

             “Base Rate” shall mean the higher of (x) the Prime Rate, and (y) the Federal Funds Rate plus _____ per annum.  Any change in such interest rate shall be effective on the date of such change.*

             “Base Rate Loan” shall mean a Loan, or any portion thereof, made at the Base Rate plus the Applicable Margin pursuant to a Request for Advance made under Section 2.4 herein or as otherwise provided in Section 2.10 or in any other provision hereof or in any other Loan Document.

             “Beneficial Interest” shall mean a beneficial interest in a trust which owns one or more Engines or items of Equipment.

             “Beneficial Interest Pledge Agreement” shall mean a Beneficial Interest Pledge and Security Agreement substantially in form and substance attached hereto as Exhibit L.

             “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Rotterdam, The Netherlands, San Francisco, California, U.S.A. or Cleveland, Ohio, U.S.A. are authorized or required to close under the laws of either The Netherlands, the State of California, or the State of Ohio and, if the applicable day relates to a LIBO Rate Loan, or notice with respect to a LIBO Rate Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London (“London Business Day”).

             “Capitalized Lease” shall mean all lease obligations of any Person for any property (whether real, personal or mixed) which have been or should be capitalized on the books of the lessee in accordance with Generally Accepted Accounting Principles.

             “Capitalized Lease Obligations” with respect to any Person, shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person’s interest as lessee under a Capitalized Lease.

             “Change of Control” shall mean, with respect to the Borrower, any action occurring or set of circumstances existing that would result in any Person or group (other than Charles F. Willis IV, his trusts, family limited partnerships or heirs and other than any member of the SwissAir Group pursuant to the exercise of options outstanding on the date of this Agreement) beneficially owning (as defined in Rule 13(d)–3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, an amount of the outstanding capital stock of the Borrower entitling such Person or group to 30% or more of the voting power of all the outstanding capital stock of the Borrower.  The percentage of voting power shall be determined based on the number of votes a holder of capital stock can cast in the election of directors, compared to the total number of votes that all shareholders can cast in such election.

             “Closing Date” shall mean the date on which the Credit Agreement shall become effective as determined in accordance with Section 4.2.

             “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations with respect thereto in effect from time to time.

             “Collateral” shall mean, collectively, the “Collateral” (as such term is defined in the Security Agreement), the “Collateral” (as such term is defined in the Beneficial Interest Pledge Agreements executed, delivered and outstanding from time to time), “Collateral” (as such term is defined in the Mortgage), “Collateral” (as such term is defined in the Owner Trustee Mortgages executed, delivered and outstanding from time to time), the “Pledged Collateral” (as such term is defined in the Master Share Pledge Agreement), and the “Assigned Property” (as such term is defined in the WLFC (Ireland) Limited Lease Security Assignments.

             “Commitment Fee” shall mean the commitment fee payable by the Borrower pursuant to Section 2.12(e).

             “Compliance Certificate” shall mean a certificate in substantially the form attached hereto as Exhibit G which shall be signed by the chief financial officer, chief administrative officer or chief executive officer of Borrower.

             “Consent and Intercreditor Agreement” shall mean that certain Consent and Intercreditor Agreement among the Security Agent, the Administrative Agent, the Borrower, First Union Securities, Inc., as deal agent, Variable Funding Capital Corporation, as control party, First Union National Bank, as liquidity agent, and Fortis Bank [Nederland] N.V., as control party, in the form attached hereto as Exhibit P.

             “Contribution Agreement” shall have the meaning ascribed thereto in the definition of “WLFC Funding Facility”, as amended, waived, restated and supplemented from time to time.

             “Debt” shall mean, as to any Person at any time (without duplication) and, for the Borrower, determined on a consolidated basis:  (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety days unless such trade accounts payable are being contested in good faith by appropriate proceedings; (iv) all Capitalized Lease Obligations of such Person; (v) all obligations of such Person under guaranties, letters of credit, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other Person, or any other obligation, contingent or otherwise, of such Person directly or indirectly protecting the holder of any obligation or indebtedness of any other Person, contingent or otherwise, against loss (whether by partnership arrangements, agreements to keep-well, to purchase assets, goods, securities, or services, to take-or-pay or otherwise); (vi) all obligations of any other Person secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (vii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (viii) the net present value of Operating Leases for engines, aircraft and parts packages, using a 10% discount rate; and (ix) all obligations with respect to deposits or maintenance reserves to the extent not supported by cash reserved specifically therefor.

             “Debt Service” shall mean actual payments of principal on Debt and Capitalized Lease Obligations (including any Debt or Capitalized Lease Obligations paid from the sale of Engines or Equipment during the period), plus interest expense incurred during the period.

             “Default Rate” on any Loan shall mean two percent (2.0%) per annum above the interest rate then applicable to each Loan or portion thereof.

             “Dollars” shall mean the lawful currency of the United States of America.

             “EBIT” shall mean the sum of (i) Net Income less any extraordinary gain or loss included in the calculation thereof, plus (ii) amounts deducted for interest expense and income taxes.

             “Eligibility Criteria” shall mean the applicable criteria set forth below to be used to determine whether Engines, Equipment and Leases are eligible for inclusion in the Asset Base.

             The Eligibility Criteria for Engines are as follows:  __________*

             The Eligibility Criteria for Equipment (other than Parts Packages) are as follows:  __________*

             The Eligibility Criteria for Parts Packages are as follows:  __________*

             The Eligibility Criteria for Leases are as follows:  __________*

             “Eligible Engines” shall mean Engines which meet all of the Eligibility Criteria for Engines.

             “Eligible Equipment” shall mean Equipment which meets all of the Eligibility Criteria applicable thereto.

             “Eligible Lease” shall mean a Lease of an Engine or an item of Equipment which meets all of the Eligibility Criteria for Leases and in which __________*

             “Eligible Parts Packages” shall mean Parts Packages which meet all of the Eligibility Criteria for Parts Packages.

             “Engine” shall mean any Stage III engine owned by Borrower or an Owner Trustee (acting pursuant to a Trust Agreement) designed or suitable for use to propel an aircraft, whether or not subject to a Lease.

             “Environmental Control Statutes” shall mean each and every applicable federal, state, county or municipal environmental statute, ordinance, rule, regulation, order, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, directives or requirements, of any Governmental Authority, including without limitation laws in any way related to Hazardous Substances.

             “Equipment” shall mean all Stage II engines (whether or not outfitted with hushkits), turboprop engines, and Parts Packages owned by Borrower or an Owner Trustee (acting pursuant to a Trust Agreement), whether or not such items are subject to a Lease.

             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

             “ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Borrower within the meaning of Section 414(b) of the Code, or any trade or business which is under common control with the Borrower within the meaning of Section 414(c) of the Code.

             “Event of Default” shall have the meaning set forth in Section 8.1.

             “Excepted Collateral” shall have the meaning set forth in Section 8.1(i).

             “Existing Debt” shall mean the existing Debt (excluding guarantees) of the Borrower or any of its Restricted Subsidiaries to certain Persons described on Schedule 1 to this Agreement.

             “Existing Lease Transactions” shall mean those Leases of any Engine or any item of Equipment, which Leases shall, as of the Closing Date, be included in the Asset Base.

             “Extension Fee” shall mean the extension fee payable by the Borrower pursuant to Section 2.5.

             “Facility Fee” shall mean the facility fee payable by the Borrower pursuant to Section 2.5.

             “Fair Market Value” shall mean with respect to an Engine or item of Equipment, an amount as determined by an appraiser to be the amount that would be obtained in an arm’s-length cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time period available for marketing, adjusted to account for the maintenance status of such Engine or item of Equipment (which shall reflect any existing maintenance reserves).  In determining such value, it will be assumed that (i) no value will be attributed to lease payments made under the related Lease and (ii) no value shall be attributed to any security deposit under the related Lease.  The appraiser shall be retained by the Security Agent and shall be reasonably acceptable to the Borrower (with reasonable appraisal fees to be paid by the Borrower).

             “FAR” means the Federal Aviation Regulations issued by the Federal Aviation Administration as in effect from time to time.

             “Federal Funds Rate” shall mean the daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15 as the “Federal Funds Rate,” or if such publication is unavailable, such rate as is available to the Administrative Agent on such day.

             “Fiscal Quarter” shall mean a fiscal quarter of the Borrower, which shall be any quarterly period ending on March 31, June 30, September 30 or December 31 of any year.

             “Fiscal Year” shall mean a fiscal year of the Borrower, which shall end on the last day of December.

             “Funding Corp. Guaranty” shall have the meaning ascribed thereto in the definition of “WLFC Funding Facility”, as amended, waived, restated and supplemented from time to time.

             “Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

             “Governmental Authority” shall mean any federal, state, county or municipal government, or any department, agency, bureau or other similar type body obtaining authority therefrom or created pursuant to any laws, including, without limitation, Environmental Control Statutes.

             “Guarantors” shall mean all present and future Restricted Subsidiaries.

             “Guaranty” shall mean (i) the Subsidiary Guaranty executed by each Guarantor, and (ii) any Subsidiary Guaranty in the form and substance attached hereto as Exhibit J to be executed by a Guarantor.

             “Hazardous Substances” shall mean without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in the Resource Conservation and Recovery Act, as amended, 15 U.S.C., § 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 33 U.S.C. § 1251 et seq.; the federal underground storage tank law, Subtitle I of the Resource Conservation and Recovery Act, as amended, P.L. 98–616, 42 U.S.C. § 6901 et seq.; together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof, as well as words of similar purport or meaning referred to in any other federal, state, county or municipal environmental statute, ordinance, rule or regulation.

             “Indebtedness for Borrowed Money” shall mean (i) all indebtedness, liabilities, and obligations, now existing or hereafter arising, for money borrowed by the Borrower or its Restricted Subsidiaries, whether or not evidenced by any note, indenture, or agreement (including, without limitation, the Notes and any indebtedness for money borrowed from an Affiliate of the Borrower) and (ii) all indebtedness of others for money borrowed (including indebtedness of an Affiliate of the Borrower) with respect to which the Borrower or its Restricted Subsidiaries have become liable by way of a guarantee or indemnity.

             “Intangible Assets” shall mean all assets which would be classified as intangible assets under GAAP consistently applied, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs).  For purposes of this definition, prepayments of taxes, license fees and other expenses shall not be deemed Intangible Assets.

             “Interest Coverage Ratio” shall mean the ratio of EBIT of the Willis Companies plus rent expenses of the Willis Companies to interest expense of the Willis Companies plus rent expenses of the Willis Companies.

             “Interest Period” shall mean a period commencing on the date of a LIBO Rate Loan or with respect to a LIBO Rate Loan being renewed, the last day of the preceding Interest Period and ending one, two, three or six months thereafter, as requested by the Borrower at the time of its Request for Advance; provided also that (i) an Interest Period which would otherwise expire on a day which is not a London Business Day shall be extended to the next succeeding London Business Day unless such London Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding London Business Day, (ii) any Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the next succeeding clause, end on the last London Business Day of a calendar month; and (iii) no Interest Period shall end later than the Revolving Loan Termination Date.

             “Investment” in any Person shall mean, without duplication, (i) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such deposit, advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or guarantee or assumption of, or other contingent obligation with respect to, Indebtedness for Borrowed Money or other liability of such Person (other than unsecured (except for a pledge of Shares (as defined in the Share Pledge Agreement) and records related to such Shares of any Unrestricted Subsidiary) guaranties of the obligations of Restricted or Unrestricted Subsidiaries); (iii) any transfer or contribution of assets to an Unrestricted Subsidiary to the extent that the net book value of such assets is not paid in full at the time of transfer; and (iv) any amount that may, pursuant to the terms of such investment, be required to be paid, deposited, advanced, lent or extended to or guaranteed (other than the guaranties described above) or assumed on behalf of such Person.

             “Lease” shall mean a written operating lease agreement assigned to or entered into between Borrower or an Owner Trustee (acting pursuant to a Trust Agreement), as lessor, and a third party (including WLFC (Ireland) Limited and any member of the SwissAir Group) as lessee, pursuant to which Borrower or such Owner Trustee, as applicable, leases to the third party for a fixed period of time one or more Engines or items of Equipment.

             “Leverage Ratio” shall mean the ratio of all Debt of the Willis Companies to their Tangible Net Worth calculated based on the most recent financial statements furnished to the Banks in accordance herewith.

             “LIBO Rate” shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) at which the Administrative Agent, individually, is offered deposits of United States Dollars by leading banks in the interbank eurodollar or eurocurrency market on or about eleven o’clock (11:00) a.m., London time, two London Business Days prior to the commencement of the requested Interest Period in an amount substantially equal to the outstanding principal amount of the LIBO Rate Loan requested for a maturity of comparable duration to the Interest Period; provided, however that if for any such period or comparable period, the Administrative Agent is not offered deposits of United States Dollars by leading banks as described above, the LIBO Rate in respect of such period shall mean the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) for deposits in United States Dollars for a period equal or comparable to such period which appears on Page 3750 on the Dow Jones Telerate Service (the “Telerate Page 3750”) (or such other page as may replace such Telerate Page 3750 for the purpose of displaying London interbank offered rates for United States Dollar deposits), on or about eleven o’clock (11:00) a.m., London time, two (2) London Business Days prior to the commencement of the requested Interest Period in an amount substantially equal to the outstanding principal amount of the LIBO Rate Loan requested for a maturity of comparable duration to the Interest Period; provided further, that if for any such period or comparable period no such rate appears on the Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying London interbank offered rates for United States Dollar deposits), the LIBO Rate in respect of such period shall be the arithmetic mean, as determined by the Administrative Agent, of the rates per annum (rounded upwards, if necessary to the next 1/16 of 1%) appearing on the Reuters Screen “LIBO” page in respect of amounts denominated in Dollars, on or about eleven o’clock (11:00) a.m., London time, two (2) London Business Days prior to the commencement of the requested Interest Period in an amount substantially equal to the outstanding principal amount of the LIBO Rate Loan requested for a maturity of comparable duration to the Interest Period.

             “LIBO Rate Loan” shall mean a Loan bearing interest at the LIBO Rate plus the Applicable Margin.

             “Lien” shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction of an obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States of America.

             “Loan” or “Loans” shall mean the Revolving Loan or Loans.

             “Loan Documents” shall mean this Agreement, the Notes, the Mortgage, the Security Agreement, each Guaranty, each Owner Trustee Mortgage, each Owner Trustee Guarantee, each Beneficial Interest Pledge Agreement, the Share Pledge Agreement, each WLFC (Ireland) Document, the Consent and Intercreditor Agreement and all other documents directly related or incidental to said documents, the Loans or the Collateral.

             “Majority Banks” shall mean the Banks holding Loans and Revolving Loan Commitments representing more than 50% of the aggregate amount of Loans and Revolving Loan Commitments under this Credit Facility.

             “Material Adverse Change” shall mean any event or condition which, in the reasonable determination of the Majority Banks, would result in a material adverse change in the financial condition, business, properties or profits of the Borrower or which gives reasonable grounds to conclude that the Borrower would likely not be able to perform or observe (in the normal course) its obligations under the Loan Documents to which it is a party, including but not limited to the Notes.

             “Material Adverse Effect” shall mean a material adverse effect on (i) the financial condition, business, properties, or profits of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Agreement, the Notes and the other Loan Documents, or (iii) the legality, validity or enforceability of this Agreement or the Notes or the rights and remedies of the holders of the Loans.

             “Monthly Lease Portfolio and Receivables Report” shall mean a report in summary form of the status of accounts receivable in respect of all Leases which are part of the Collateral in form and substance reasonably satisfactory to the Administrative Agent.

             “Mortgage” shall mean the Mortgage and Security Agreement by Borrower in favor of the Security Agent in substantially the form attached hereto as Exhibit D, as amended and supplemented from time to time.

             “Multiemployer Plan” shall mean a multiemployer plan as defined in ERISA Section 4001(a)(3), which covers employees of the Borrower or any ERISA Affiliate.

             “Net Book Value” of an Engine or an item of Equipment shall be calculated as the lesser of:  (i) the cost to Borrower of such Engine or item of Equipment or (ii) such Engine’s or item of Equipment’s Fair Market Value.  In any event, the Net Book Value will be reduced utilizing depreciation methods consistent with current practice and Generally Accepted Accounting Principles.

             “Net Income” shall mean net income of the Willis Companies after taxes, determined in accordance with GAAP.

             “Net Worth” shall mean, at any particular time, all amounts, in conformity with GAAP, that would be included as stockholder’s equity on a consolidated balance sheet of the Willis Companies excluding other comprehensive income or loss resulting from the implementation of SFAS 133.

             “Nonrecognition of Rights Jurisdictions” shall mean, in connection with each Lease involving a lessee (or, in the case of a Lease to WLFC (Ireland) Limited, involving a sublessee) domiciled or principally located in a non-U.S. jurisdiction, any non-U.S. jurisdiction of such domicile or location unless (a) the Borrower shall have obtained a legal opinion in form and substance reasonably satisfactory to the Security Agent from local counsel in such jurisdiction (a copy of which shall have been provided to the Security Agent) to the effect that under and in accordance with applicable local law, an aircraft engine, upon its installation on an aircraft, should remain the property of the Owner Trustee and not become an accession to such aircraft (thereby vesting a superior right to title in the owner of such aircraft) or (b) the Borrower or the applicable Owner Trustee shall have become a party to or otherwise obtained the benefit of recognition of rights arrangements sufficient to protect its interests as reasonably determined by the Security Agent or (c) the lessee (or, in the case of a Lease to WLFC (Ireland) Limited, the sublessee) under such Lease (or sublease) is a lessee (or in the case of a Lease to WLFC (Ireland) Limited, a sublessee) listed in Schedule 4 hereto; provided, however, that a lessee (or in the case of a Lease to WLFC (Ireland) Limited, a sublessee) may be added or removed from Schedule 4 upon the determination of the Majority Banks (such determination to be made in their sole discretion), with such addition or removal to become effective for all purposes of this agreement upon written notice to the Borrower.  Upon the removal of a lessee (or in the case of a Lease to WLFC (Ireland) Limited, a sublessee) from Schedule 4 hereto, any existing Lease (or sublease) with such lessee (or in the case of a Lease to WLFC (Ireland) Limited, a sublessee) shall be applied to paragraph (xii) of the definition of Asset Base.

             “Note” or “Notes” shall mean Revolving Credit Note or Notes.

             “Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Banks or the Administrative Agent or the Security Agent by the Borrower or any Owner Trustee arising out of this Agreement or any other Loan Document, including, without limitation, all obligations to repay principal of and interest on the Loans and all obligations related to any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement related to the foregoing, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to the Borrower or any Owner Trustee or for which the Borrower or any Owner Trustee is liable as indemnitor under the Loan Documents, whether or not evidenced by any note or other instrument.

             “Off-Lease” shall mean, at the time of determination, not subject to a Lease.

             “Operating Lease” shall mean, with respect to any Person, the aggregate amount which, in accordance with GAAP, is not required to be reported as a liability on the balance sheet of such Person at such time in respect of such Person’s interest as lessee under an operating lease.

             “Other Indebtedness” shall mean Indebtedness for Borrowed Money (i) with a final maturity not less than the final maturity of this Credit Facility; (ii) with an average life no less than the remaining average life of this Credit Facility; (iii) with terms, covenants and conditions no more restrictive than those in this Agreement; and (iv) with respect to which the initial advance rates on the assets financed with such Indebtedness for Borrowed Money are not less than those under this Credit Facility.

             “Owner Trustee” shall mean Wells Fargo Bank Northwest, National Association (formerly known as First Security Bank, National Association) or another bank or trust company reasonably satisfactory to the Security Agent acting as trustee under a Trust Agreement.

             “Owner Trustee Guarantee” shall mean an Owner Trustee Guaranty in the form and substance attached hereto as Exhibit M.

             “Owner Trustee Mortgage” shall mean an Owner Trustee Mortgage and Security Agreement substantially in the form attached hereto as Exhibit I.

             “Parts” shall mean components of an aircraft or an Engine or any systems within an aircraft or an Engine that have either been removed from an aircraft or an Engine or have not yet been incorporated into an aircraft or an Engine.

             “Parts Packages” shall mean a grouping of Parts owned by Borrower or an Owner Trustee (acting pursuant to a Trust Agreement) which are to be sold or leased by Borrower or such Owner Trustee (acting pursuant to a Trust Agreement) to a third party.

             “PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

             “Pension Plan” shall mean, at any time, any Plan (including a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate of the Borrower.

             “Permitted Liens” shall mean (i) any Liens for current taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by the Borrower (or by a lessee) by appropriate proceedings and for which adequate reserves have been established by the Borrower as reflected in the Borrower’s financial statements (or by the lessee as reflected in such lessee’s financial statements); (ii) any mechanic’s, materialman’s, carrier’s, warehousemen’s or similar Liens for sums not yet due or being contested in good faith by the Borrower (or by a lessee) by appropriate proceedings and for which adequate reserves have been established by the Borrower as reflected in the Borrower’s financial statements (or by the lessee as reflected in such lessee’s financial statements); (iii) easements, rights-of-way, restrictions and other similar encumbrances on the real property or fixtures of the Borrower incurred in the ordinary course of business which individually or in the aggregate are not substantial in amount and which do not in any case materially detract from the value or marketability of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower; (iv) Liens (other than Liens imposed on any property of the Borrower pursuant to ERISA or Section 412 of the Code) incurred or deposits made in the ordinary course of business, including Liens in connection with workers’ compensation, unemployment insurance and other types of social security and Liens to secure performance of tenders, statutory obligations, surety and appeal bonds (in the case of appeal bonds such Lien shall not secure any reimbursement or indemnity obligation in an amount greater than $2,500,000), bids, leases that are not Capitalized Leases, performance bonds, sales contracts and other similar obligations, in each case, not incurred in connection with the obtaining of credit or the payment of a deferred purchase price, and which do not, in the aggregate, result in a Material Adverse Effect;(v) Liens, if any, existing on the Closing Date and listed in Schedule 1 hereto; (vi) Liens in favor of Fortis, as Security Agent, in the Collateral as contemplated by this Agreement and the other Loan Documents; (vii) the rights of a lessee or sublessee to utilize the Collateral pursuant to the terms of a Lease; (viii) Liens securing Other Indebtedness (but such Liens shall be limited to the assets of the Borrower being financed with the proceeds of such Other Indebtedness); (ix) purchase money Liens securing Debt not to exceed $500,000 in the aggregate, as permitted under Section 6.9(c) hereof; (x) Liens against the Shares (as defined in the Security Agreement) and records relating to such Shares of Unrestricted Subsidiaries as contemplated by Section 6.9(i) hereof; (xi) Liens consisting solely of U.C.C. financing statements that reflect the sale of accounts and chattel paper by the Borrower to an Unrestricted Subsidiary; (xii) Liens arising from the following types of liabilities of a lessee or any other operator of an Engine or item of Equipment, so long as such liabilities are either not yet due or are being contested in good faith through appropriate proceedings that do not give rise to any reasonable likelihood of the sale, forfeiture or other loss of such Engine or item of Equipment, title thereto or the Security Agent’s security interest therein or of criminal or unindemnified civil liability on the part of Borrower, any Bank or any Agent and with respect to which the lessee maintains adequate reserves (in the reasonable judgment of Borrower):  (A) fees or charges of any airport or air navigation authority, (B) judgments, or (C) salvage or other rights of insurers; (xiii) Liens permitted in accordance with Section 8.1(i) hereof; (xiv) Liens on “Contributed Assets” as defined in the Contribution Agreement; and (xv) Liens evidenced by UCC financing statements which are expressly permitted under the terms of this Credit Agreement and the other Loan Documents.

             “Person” shall mean any individual, corporation, partnership, joint venture, association, company, business trust or entity, or other entity of whatever nature.

             “Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, whether formal or informal and whether legally binding or not.

             “Potential Default” shall mean an event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

             “Prime Rate” shall mean, for any day, the prime commercial lending rate of the Administrative Agent, as established from time to time at its head office.  The “Prime Rate” is a reference rate and is not necessarily the best rate offered by the Administrative Agent to any one of its customers.

             “Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 4.08 of ERISA.

             “Regulation” shall mean any statute, law, ordinance, regulation, order or rule of any United States of America or foreign, federal, state, local or other government or governmental body, including, without limitation, those covering or related to banking, financial transactions, securities, public utilities, environmental control, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wages and hours, employee benefits, and price and wage control matters.

             “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as it may be amended from time to time.

             “Regulatory Change” shall mean any change after the date of this Agreement in any Regulation (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests of or under any Regulation (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof applying to a class of banks including any one of the Banks but excluding any foreign office of any Bank.

             “Release” shall mean without limitation, the presence, leaking, leaching, pouring, emptying, discharging, spilling, using, generating, manufacturing, refining, transporting, treating, or storing of Hazardous Substances at, into, onto, from or about the property or the threat thereof, regardless of whether the result of an intentional or unintentional action or omission, and which is in violation of applicable law.

             “Reportable Event” shall mean, with respect to a Pension Plan:  (i) Any of the events set forth in Sections 4043(b) (other than a reportable event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Borrower or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code and (iii) any failure by the Borrower or any ERISA Affiliate to make payments required by Section 412(m) of the Code.

             “Request for Advance” shall have the meaning set forth in Section 2.4.

             “Required Banks” shall mean the Administrative Agent and the Banks holding Loans and Revolving Loan Commitments representing at least two-thirds (2/3) of the aggregate amount of Loans and Revolving Loan Commitments under this Credit Facility.

             “Restricted Subsidiary” shall mean any Subsidiary, direct or indirect, of the Borrower that is not an Unrestricted Subsidiary.  Without limiting the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each of (i) T–4 Inc., (ii) T–7 Inc., (iii) T–8 Inc., (iv) T–10 Inc., (v) WLFC (Ireland) Limited, (vi) WLFC Engine Pooling Company and (vii) Terandon Leasing Corporation shall constitute a “Restricted Subsidiary.”

             “Revolving Loan” shall have the meaning set forth in Section 2.1.

             “Revolving Loan Commitment” shall have the meaning set forth in Section 2.1.

             “Revolving Loan Commitment Percentage” shall mean with respect to each Bank the percentage set forth in column (2) opposite its name in Exhibit A hereto.

             “Revolving Loan Termination Date” shall have the meaning set forth in Section 2.1.

             “Revolving Credit Note” or “Revolving Credit Notes” shall have the meaning set forth in Section 2.2.

             “Security Agent” shall have the meaning set forth in the Preamble to this Agreement, and shall also mean and include any successor Security Agent appointed pursuant to Section 10.6 hereto.

             “Security Agreement” shall mean the Security Agreement between the Borrower and the Security Agent in substantially the form attached hereto as Exhibit F, as amended and supplemented from time to time.

             “Share Pledge Agreement” shall mean the Master Share Pledge Agreement in substantially the form attached hereto as Exhibit N.

             “Solvent” shall mean, with respect to any Person, that the aggregate present fair saleable value of such Person’s assets is in excess of the total amount of its probable liabilities on its existing debts as they become absolute and matured, such Person has not incurred debts beyond its foreseeable ability to pay such debts as they mature, and such Person has capital adequate to conduct the business in which it is presently engaged or in which is about to engage.

             “Stage II” as it relates to any aircraft or engine, shall mean any aircraft or engine which, at the time of its manufacture, was noncompliant with the noise regulations set forth in FAR Part 36.

             “Stage III” as it relates to any aircraft or engine, shall mean any aircraft or engine which, at the time of its manufacture, was compliant with the noise regulations set forth in FAR Part 36.

             “Structuring Agent” shall have the meaning set forth in the Preamble to this Agreement, and shall also mean and include any successor Structuring Agent appointed pursuant to Section 10.6 hereto.

             “Subsidiary” shall mean a corporation or other entity the shares of stock or other equity interests of which having ordinary voting power (other than stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or both, by the Borrower.

             “SwissAir Group” shall mean SwissAir Group, a Swiss corporation, and its Affiliates, including without limitation (but in each case only so long as such Person is an Affiliate of SwissAir Group), FlightTechnics, LLC, Flightlease AG, SRT Group America, Inc., SR Technics Group, and SR Technics Switzerland f/k/a SR Technics AG.

             “Tangible Net Worth” shall mean Net Worth minus Intangible Assets.

             “Termination Event” shall mean, with respect to a Pension Plan:  (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

             “Three Primary Lessees” shall mean the three lessees under Leases which, at the time of determination, have leased (whether under one or more Leases) the highest percentages, based on Net Book Value, of all Eligible Engines and Eligible Equipment.

             “Trust Agreement” shall mean a Trust Agreement in the form and substance attached hereto as Exhibit K, to be executed by each Owner Trustee having the Borrower as the sole beneficiary.

             “Unfunded Pension Liabilities” shall mean, with respect to any Pension Plan at any time, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, over the fair market value of Pension Plan assets.

             “Unrecognized Retiree Welfare Liability” shall mean, with respect to any Plan that provides post-retirement benefits other than pension benefits, the amount of the accumulated post-retirement benefit obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, as of the most recent valuation date.  Prior to the date such statement is applicable to the Borrower, such amount of the obligation shall be based on an estimate made in good faith.

             “Unrestricted Subsidiary” shall mean WLFC Funding Corporation or any other Subsidiary of Borrower established to facilitate securitizations and any Subsidiary of the Borrower designated as an unrestricted subsidiary by the Borrower.  In no event shall WLFC (Ireland) Limited be designated as an Unrestricted Subsidiary.

             “Willis Companies” shall mean the Borrower and its consolidated Subsidiaries.

             “WLFC Funding Facility” shall mean the transactions contemplated by (i) that certain Indenture dated as of September 1, 1997 between WLFC Funding Corporation and the Bank of New York, as indenture trustee (the “Indenture”), as supplemented by (ii) that certain amended and restated Supplement dated as of February 11, 1999 (the “Supplement”), (iii) that certain Note Purchase Agreement dated as of February 11, 1999 (the “Note Purchase Agreement”), by and among WLFC Funding Corporation, Borrower, Variable Funding Capital Corporation, the investors named therein, First Union Securities, Inc. (f/k/a First Union Capital Markets Corp.), and First Union National Bank, (iv) that certain amended and restated Contribution and Sale Agreement between WLFC Funding Corporation and Borrower dated as of January 29, 2001 (the “Contribution Agreement”), (v) that certain Servicing Agreement between Borrower and WLFC Funding Corporation dated as of September 1, 1997 (the “Servicing Agreement”), (vi) that certain Third Amended and Restated Guaranty dated as of February 7, 2001 (the “Funding Corp. Guaranty”) made by Borrower in favor of First Union Securities, Inc. (f/k/a First Union Capital Markets Corp.) and (vii) certain other documents and agreements ancillary thereto; in each of cases (i), (ii), (iii), (iv), (v), (vi), and (vii), as amended, waived, restated and supplemented from time to time (including without limitation any such amendments, waivers, restatements and supplements effective on or prior to the date hereof).

             “WLFC (Ireland) Documents” shall mean each Lease, sublease and all other documents directly related or incidental to the Loans or the Collateral entered into by WLFC (Ireland) Limited.

             “WLFC (Ireland) Limited Security Assignments” shall mean those certain Lease Security Assignments between WLFC (Ireland) Limited, as Assignor, and Fortis Bank [Nederland] N.V., as Security Agent.

1.2        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles consistent with those applied in the preparation of the financial statements referred to in Section 3.6, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3        Construction.  Words and defined terms importing the plural include the singular and visa versa.

SECTION 2.

THE CREDIT

2.1        The Revolving Loans.

             (a)         Revolving Loans; Revolving Loan Commitment.  Subject to the terms and conditions herein set forth and in reliance upon the representations, warranties and covenants contained herein, each Bank agrees, severally and not jointly, to make revolving credit loans (collectively, the “Revolving Loans” and, individually, a “Revolving Loan”) to the Borrower during the period beginning on the Closing Date and ending on May 31, 2004 or on the earlier date of termination in full, pursuant to Section 2.6, Section 2.7 or Section 8.1 hereof, of the obligations of such Bank under this Section 2.1 (May 31, 2004 or such earlier date of termination or if the Revolving Loan Commitment is renewed the anniversary date thereof being herein called the “Revolving Loan Termination Date”) in amounts not to exceed at any time outstanding, in the aggregate, the commitment amount set forth in column (1) opposite the name of such Bank on Exhibit A hereto (each such amount, as the same may be reduced pursuant to Section 2.6 hereof or increased pursuant to the last sentence of this Section 2.1(a) being hereinafter called such Bank’s “Revolving Loan Commitment”).  Subsequent to the execution of this Agreement and prior to the Closing Date, a Bank may increase its Revolving Loan Commitment.  Any such increase shall be noted in column (1) opposite the name of the relevant Bank on Exhibit A hereto and the Banks’ Revolving Loan Commitment Percentages shall be adjusted to reflect such increased Revolving Loan Commitment.  The Banks’ collective commitment to make Revolving Loans under this Credit Facility shall be the “Aggregate Revolving Loan Commitment”.  All Revolving Loans shall be made by the Banks simultaneously and pro rata in accordance with their respective Revolving Loan Commitments.  All Revolving Loans shall be made to the Borrower at the office of the Administrative Agent in Cleveland, Ohio located at 1900 East Ninth Street.  The Revolving Loan Commitment may be renewed annually at the Borrower’s request and the sole discretion of the Banks.  Notwithstanding the foregoing, the Aggregate Revolving Loan Commitment may be increased to not more than two hundred million Dollars ($200,000,000) within 90 days after the Closing Date through the acceptance of (x) new Revolving Loan Commitments from financial institutions which are not “Banks” on the Closing Date and are acceptable to both the Borrower and the Structuring Agent and/or (y) an increased Revolving Loan Commitment from any Bank(s) (and, in such event, Exhibit A hereto shall be amended accordingly).

             (b)        Interest Rate Options.  Revolving Loans shall bear interest at (i) the Base Rate plus the Applicable Margin for Revolving Loans, or (ii) the LIBO Rate plus the Applicable Margin for Revolving Loans, provided that, in the case of LIBO Rate Loans (a) not more than five such Loans may be outstanding at any one time, and (b) no LIBO Rate Loan may have an Interest Period extending beyond the Revolving Loan Termination Date.

             (c)         Maximum Loans Outstanding.  The Borrower shall not be entitled to any new Revolving Loan if, after giving effect to such Loan, the unpaid amount of the then- outstanding Loans would exceed the lesser of (i) the then-current Aggregate Revolving Loan Commitment or (ii) the then-current Asset Base as stated in the most recent Asset Base Certificate furnished to the Banks as provided herein.

             (d)        Minimum Loan Amount.  Except for Loans which exhaust the full remaining amount of the Aggregate Revolving Loan Commitment and conversions which result in the conversion of all Loans subject to a particular interest rate option, each of which may be in lesser amounts, (i) each LIBO Rate Loan when made (and each conversion of Base Rate Loans into LIBO Rate Loans) shall be in an amount at least equal to $3,000,000 or, if greater, then in such minimum amount plus $100,000 multiples, and (ii) each Base Rate Loan when made (and each conversion of LIBO Rate Loans into Base Rate Loans) shall be in an amount at least equal to $150,000.

             (e)         Prepayment and Reborrowing.  Prior to the Revolving Loan Termination Date and within the limits of the Aggregate Revolving Loan Commitment and the Asset Base, the Borrower may borrow, prepay and reborrow Revolving Loans.  All Revolving Loans shall mature and be due and payable on the Revolving Loan Termination Date.

             (f)         Revolving Loan Commitment Percentages.  The obligation of each Bank to make a Revolving Loan to the Borrower at any time shall be limited to its percentage (the “Revolving Loan Commitment Percentage”) as set forth in column (2) opposite its name on Exhibit A hereto multiplied by the aggregate principal amount of the Revolving Loan requested.  The principal amounts of the respective Revolving Loans made by the Banks on the occasion of each borrowing shall be pro rata in accordance with their respective Revolving Loan Commitment Percentages.  No Bank shall be required or permitted to make any Loan if, immediately after giving effect to such Loan, and the application of the proceeds of a Loan to the extent applied to the repayment of the Loans, the sum of such Bank’s Loans outstanding would exceed such Bank’s Revolving Loan Commitment.

             (g)        Several Obligations.  The failure of any one or more Banks to make Revolving Loans in accordance with its or their obligations shall not relieve the other Banks of their several obligations hereunder, but in no event shall the aggregate amount at any one time outstanding which any Bank shall be required to lend hereunder exceed its Revolving Loan Commitment.

2.2        The Revolving Credit Notes.  The Revolving Loans made by each Bank shall be evidenced by a single promissory note of the Borrower (each such promissory note as it may be amended, extended, modified or renewed, a “Revolving Credit Note” and, together, the “Revolving Credit Notes”) in principal face amount equal to such Bank’s Revolving Loan Commitment, payable to the order of such Bank and otherwise in the form attached hereto as Exhibit C.  The Revolving Credit Notes shall be dated the Closing Date, shall bear interest at the rate per annum and be payable as to principal and interest in accordance with the terms hereof.  Each outstanding Revolving Loan shall be due and payable as set forth in Section 2.1 hereof unless the maturity of said Loans is accelerated as provided in Section 2.6 or Section 8.1 hereof.  Notwithstanding the stated amount of any Revolving Credit Note, the liability of the Borrower under each Revolving Credit Note shall be limited at all times to the outstanding principal amount of the Revolving Loans by each Bank evidenced thereby, plus all interest accrued thereon and the amount of all costs and expenses then payable hereunder, as established by each such Bank’s books and records, which books and records shall be conclusive absent manifest error.

2.3        [Reserved].

2.4        Funding Procedures.

             (a)         Request for Advance.  Each request for a Revolving Loan or the conversion or renewal of an interest rate with respect to a Loan shall be made not later than 2:00 p.m. Eastern prevailing time on a Business Day by delivery to the Administrative Agent of a written request signed by the Borrower or, in the alternative, a telephone request followed promptly by written confirmation of the request (a “Request for Advance”), specifying the date and amount of the Loan to be made, converted or renewed, selecting the interest rate option applicable thereto, and in the case of LIBO Rate Loans, specifying the Interest Period applicable to such Loans.  The form of request to be used in connection with the making, conversion or renewal of Loans shall be that form provided to the Borrower by the Administrative Agent.  Each request shall be received not less than one Business Day prior to the date of the proposed borrowing, conversion or renewal in the case of Base Rate Loans and three London Business Days prior to the date of the proposed borrowing, conversion or renewal in the case of LIBO Rate Loans.  No request shall be effective until actually received in writing by the Administrative Agent.  The Borrower may not request more than three advances per week.  Each Request for Advance shall be for Loans at a single interest rate option.

             (b)        Actions by the Administrative Agent.  Upon receipt of a Request for Advance and if the conditions precedent provided herein shall be satisfied at the time of such request, the Administrative Agent promptly shall notify each Bank of such request and of such Bank’s ratable share of such Loan.  Upon receipt by the Administrative Agent of a Request for Advance, the request shall not be revocable by the Borrower.

             (c)         Availability of Funds.  Not later than 1:00 p.m. Eastern prevailing time on the date of each Loan, each Bank shall make available (except as provided in clause (d) below) its ratable share of such Loan, in immediately available Dollars, to the Administrative Agent at the address set forth opposite its name on the signature page hereof or at such account in London as the Administrative Agent shall specify to the Borrower and the Banks.  Unless the Administrative Agent knows that any applicable condition specified herein has not been satisfied, it will make the funds so received from the Banks immediately available to the Borrower on the date of each Loan by a credit to the account of the Borrower at the Administrative Agent’s aforesaid address.

             (d)        Funding Assumptions.  Unless the Administrative Agent shall have been notified by any Bank at least one Business Day prior to the date of the making, conversion or renewal of any LIBO Rate Loan, or by 3:00 p.m. Eastern prevailing time on the date a Base Rate Loan is requested, that such Bank does not intend to make available to the Administrative Agent, such Bank’s portion of the total amount of the Loan to be made, converted or renewed on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent such Bank shall not have so made such funds available to the Administrative Agent, such Bank agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate plus 50 basis points for three Business Days, and thereafter at the Base Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amounts so repaid shall constitute such Bank’s Loan for purposes of this Agreement.  If such Bank does not repay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, without any prepayment penalty or premium, but with interest on the amount repaid, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such Loan.  Nothing herein shall be deemed to relieve any Bank of its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

             (e)         Proceeds of Loan Being Repaid.  If the Banks make a Loan on a day on which all or any part of an outstanding Loan from the Banks is to be repaid, each Bank shall apply the proceeds of its new Loan towards Borrower’s obligations to make such Bank’s proportionate share of such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in clause (c).

2.5        Facility Fee; Extension Fee.  The Borrower agrees to pay to the Administrative Agent the Facility Fee and the Extension Fee, in each case in the amounts and as described on Exhibit A.

2.6        Reduction or Termination of Revolving Loan Commitments.

             (a)         Voluntary.  The Borrower may at any time, on not less than one Business Day’s written notice to the Administrative Agent, terminate or permanently reduce the Aggregate Revolving Loan Commitment pro rata among the Banks, provided that any reduction shall be in the minimum amount of $1,000,000 or a multiple thereof and that no such reduction shall cause the principal amount of Loans outstanding to exceed the reduced Aggregate Revolving Loan Commitment or the Asset Base, whichever is less.

             (b)        Revolving Loan Commitment Termination.  In the event the Aggregate Revolving Loan Commitment is terminated, the Revolving Loan Termination Date shall be accelerated to the date of such termination and Borrower shall, simultaneously with such termination, repay the Revolving Loans in accordance with Section 2.12.

2.7        Mandatory Prepayments.  Subject to the terms set out in Section 7.6 hereof, if the aggregate principal amount of Loans outstanding under this Credit Facility at any time exceed the total Asset Base, the Borrower shall make immediate prepayments to reduce such outstanding Loans to an amount not to exceed the Asset Base.

2.8        [Reserved].

2.9        Payment of Additional Amount.  If any principal of a LIBO Rate Loan shall be repaid (whether upon mandatory or voluntary prepayment, reduction of the Aggregate Revolving Loan Commitment after acceleration or for any other reason) or converted to a Base Rate Loan prior to the last day of the Interest Period applicable to such LIBO Rate Loan or if the Borrower fails for any reason to borrow a LIBO Rate Loan after giving irrevocable notice pursuant to Section 2.4, it shall pay to each Bank, in addition to the principal and interest then to be paid, such additional amounts as may be necessary to compensate each Bank for all direct and indirect costs and losses (including losses resulting from redeployment of prepaid or unborrowed funds at rates lower than the cost of such funds to such Bank, and including lost profits incurred or sustained by such Bank) as a result of such repayment or failure to borrow (the “Additional Amount”).  The Additional Amount (which each Bank shall take reasonable measures to minimize) shall be specified in a written notice or certificate delivered to the Borrower by the Administrative Agent in the form provided by each Bank sustaining such costs or losses.  Such notice or certificate shall contain a calculation in reasonable detail of the Additional Amount to be compensated and shall be conclusive as to the facts and the amounts stated therein, absent manifest error.

2.10      Interest.

             (a)         Base Rate Loans.  Each Base Rate Loan shall bear interest on the unpaid principal balance thereof from day to day at a rate per annum which at all times shall be equal to the Base Rate plus the Applicable Margin.  Interest on Base Rate Loans shall be computed on the basis of a year of 360 days, for the actual days elapsed.

             (b)        LIBO Rate Loans.  Each LIBO Rate Loan shall bear interest on the unpaid principal amount thereof at the LIBO Rate plus the Applicable Margin.  Interest on LIBO Rate Loans shall be computed on the basis of a year of 360 days, for the actual days elapsed.

             (c)         Conversion to Base Rate.  Unless the Borrower shall have elected in accordance with the provisions of Section 2.4 or this Section 2.10 that LIBO Rate apply to the one, two, three or six-month period immediately succeeding a particular Interest Period, upon the termination of such Interest Period the applicable Loan shall bear interest at the Base Rate plus the Applicable Margin until such time as the Borrower elects to request a new LIBO Rate Loan for a subsequent Interest Period.

             (d)        Renewals and Conversions.  The Borrower shall have the right to convert Base Rate Loans into LIBO Rate Loans, and vice versa, and to renew LIBO Rate Loans from time to time, provided that:  (i) the Borrower shall give the Administrative Agent notice of each permitted conversion or renewal; (ii) LIBO Rate Loans may be converted or renewed only as of the last day of the applicable Interest Period for such Loans; (iii) without the consent of the Majority Banks, no Base Rate Loan may be converted into a LIBO Rate Loan, and no Interest Period may be renewed if on the proposed date of conversion an Event of Default or Potential Default exists or would thereby occur.  The Administrative Agent shall use its best efforts to notify the Borrower and the Banks of the effectiveness of such conversion or renewal, and the new interest rate to which the converted or renewed Loan is subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrower’s obligations or the Banks’ rights and remedies hereunder in any way whatsoever.

             (e)         Interim Payments At Base Rate.  If at any time the Borrower requests that the LIBO Rate plus the Applicable Margin be applicable to a Loan for a particular Interest Period and a payment of principal is due within such period (other than on the last day of such Interest Period), only that portion of that Loan equal to the outstanding principal amount of the Loan less the principal installment due during such period shall bear interest at the LIBO Rate plus the Applicable Margin for such Interest Period.  The portion of that Loan equal to the principal installment due during such period shall bear interest at the Base Rate plus the Applicable Margin.

             (f)         Reinstatements.  The liability of the Borrower under this Section 2.10 shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the payments to the Banks is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any other Person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower or any other Person or any substantial part of its property, or otherwise, all as though such payment had not been made.

2.11      Voluntary Prepayments.

             (a)         Base Rate Loans.  On one Business Day’s notice to the Administrative Agent, the Borrower may, without penalty, at its option, prepay any Base Rate Loan in whole at any time or in part from time to time, provided that each partial prepayment shall be in the minimum principal amount of $150,000 or, if greater, then in multiples thereof and, if less than $150,000 shall be outstanding, in principal amount equal to amount remaining outstanding.  Notwithstanding the foregoing, prepayments may be made in connection with the release of Collateral as provided in Section 9.3, which prepayments shall not be subject to the proviso contained in the previous sentence.

             (b)        LIBO Rate Loans.  On one London Business Day’s notice to the Administrative Agent, the Borrower may, without penalty, at its option, prepay any LIBO Rate Loan in whole at any time or in part from time to time, provided that each partial prepayment shall be in the minimum principal amount of $1,000,000 or, if greater, then in multiples of $100,000 and, if less than $1,000,000 shall be outstanding, in principal amount equal to the amount remaining outstanding (not withstanding the foregoing, prepayments may be made in connection with the release of Collateral as provided in Section 9.3, which prepayments shall not be subject to the foregoing proviso), provided that if it shall prepay a LIBO Rate Loan prior to the last day of the applicable Interest Period, or shall fail to borrow any LIBO Rate Loan on the date such Loan is to be made, it shall pay to each Bank, in addition to the principal and interest then to be paid in the case of a prepayment, on such date of prepayment, the Additional Amount incurred or sustained by such Bank as a result of such prepayment or failure to borrow as provided in Section 2.9.

2.12      Payments.

             (a)         Accrued Interest.  Accrued interest on all Base Rate Loans shall be due and payable in arrears on the last Business Day of each calendar month.  Interest on LIBO Rate Loans shall be payable in arrears on the last day of the applicable Interest Period, provided that if an Interest Period in respect of a LIBO Rate Loan exceeds three months, accrued interest shall be payable on the three-month anniversary of such LIBO Rate Loan.  Each Revolving Loan shall mature as provided in Section 2.1.

             (b)        Form of Payments, Application of Payments, Payment Administration, Etc.  Subject to the provisions of Section 11.7(b) hereto, all payments of principal, interest, fees, or other amounts payable by the Borrower hereunder shall be applied to the Loans in such order and to such extent as shall be specified by the Borrower by written notice to the Administrative Agent at the time of such payment or prepayment.  Such payments shall be remitted in Dollars to the Administrative Agent on behalf of the Banks at the address set forth opposite its name on the signature page hereof or at such office or account as the Administrative Agent shall specify to the Borrower, in immediately available funds not later than 2:00 p.m. Eastern prevailing time on the day when due.  Whenever any payment is stated as due on a day which is not a Business Day, the maturity of such payment shall, except as otherwise provided in the definition of “Interest Period,” be extended to the next succeeding Business Day and interest and commitment fees shall continue to accrue during such extension.  The Borrower authorizes the Administrative Agent to deduct from any account of the Borrower maintained at the Administrative Agent or over which the Administrative Agent has control any amount payable under this Agreement, the Notes or any other Loan Document which is not paid in a timely manner.  The Administrative Agent’s failure to deliver any bill, statement or invoice with respect to amounts due under this Section or under any Loan Document shall not affect the Borrower’s obligation to pay any installment of principal, interest or any other amount under this Agreement when due and payable.

             (c)         Demand Deposit Account.  The Borrower shall maintain at least one demand deposit account with the Administrative Agent for purposes of this Agreement.  The Borrower authorizes the Administrative Agent to deposit into said account all amounts to be advanced to the Borrower hereunder.  Further, the Borrower authorizes the Administrative Agent (but the Administrative Agent shall not be obligated) to deduct from said account, or any other account maintained by the Borrower at the Administrative Agent, any amount payable hereunder on or after the date upon which it is due and payable.  Such authorization shall include but not be limited to amounts payable with respect to principal, interest, fees and expenses.

             (d)        Net Payments.  All payments made to the Banks by the Borrower hereunder, under any Note or under any other Loan Document will be made without set-off, counterclaim or other defense.

             (e)         Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Bank as compensation for the Aggregate Revolving Loan Commitment a fee based on the average daily unused committed amount of the Credit Facility (the “Commitment Fee”) computed as indicated on the chart set forth on Exhibit B hereto, based on the then applicable Leverage Ratio of the Borrower.  The Commitment Fee shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing July 1, 2001 (for the three month period or portion thereof ended on the preceding day), and on the Revolving Loan Termination Date.  The Commitment Fee shall be calculated on the basis of the actual number of days elapsed in a 360-day year.  The Administrative Agent shall promptly distribute to the Banks their respective portions of the Commitment Fee.

2.13      Change in Circumstances, Yield Protection.

             (a)         Certain Regulatory Changes.  If any Regulatory Change or compliance by any Bank with any request made after the date of this Agreement by the Board of Governors of the Federal Reserve System or by any Federal Reserve Bank or other central bank or fiscal, monetary or similar authority (in each case whether or not having the force of law) shall (i) impose, modify or make applicable any reserve, special deposit, Federal Deposit Insurance Corporation premium or similar requirement or imposition against assets held by, or deposits in or for the account of, or loans made by, or any other acquisition of funds for loans or advances by, any Bank; (ii) impose on any Bank any other condition regarding the Notes; (iii) subject any Bank to, or cause the withdrawal or termination of any previously granted exemption with respect to, any tax (including any withholding tax but not including any income tax not currently causing any Bank to be subject to withholding) or any other levy, impost, duty, charge, fee or deduction on or from any payments due from the Borrower; or (iv) change the basis of taxation of payments from the Borrower to any Bank (other than by reason of a change in the method of taxation of any Bank’s net income); and the result of any of the foregoing events is to increase the cost to any Bank of making or maintaining any Loan or to reduce the amount of principal, interest or fees to be received by any Bank hereunder in respect of any Loan, the Administrative Agent will immediately so notify the Borrower.  If any Bank determines in good faith that the effects of the change resulting in such increased cost or reduced amount cannot reasonably be avoided or the cost thereof mitigated, then upon notice by the Administrative Agent to the Borrower, the Borrower shall pay to such Bank on each interest payment date of the Loans, such additional amount as shall be necessary to compensate that Bank for such increased cost or reduced amount.

             (b)        Capital Adequacy.  If any Bank shall determine that any Regulation regarding capital adequacy or the adoption of any Regulation regarding capital adequacy, which Regulation is applicable to banks (or their holding companies) generally and not such Bank (or its holding company) specifically, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its holding company) with any such request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, the Borrower shall promptly pay to the Administrative Agent for the account of such Bank, upon the demand of such Bank, such additional amount or amounts as will compensate such Bank for such reduction.

             (c)         Ability to Determine LIBO Rate.  If the Administrative Agent shall determine (which determination will be made after consultation with any Bank requesting same and shall be, in the absence of fraud or manifest error, conclusive and binding upon all parties hereto) that by reason of abnormal circumstances affecting the interbank eurodollar or applicable eurocurrency market adequate and reasonable means do not exist for ascertaining the LIBO Rate to be applicable to the requested LIBO Rate Loan or that eurodollar or eurocurrency funds in amounts sufficient to fund all the LIBO Rate Loans are not obtainable on reasonable terms, the Administrative Agent shall give notice of such inability or determination by telephone to the Borrower and to each Bank at least two Business Days prior to the date of the proposed Loan and thereupon the obligations of the Banks to make, convert other Loans to, or renew such LIBO Rate Loan shall be excused, subject, however, to the right of the Borrower at any time thereafter to submit another request.

             (d)        Yield Protection.  Determination by a Bank for purposes hereof of the effect of any Regulatory Change or other change or circumstance referred to in this Section 2.13 on its costs of making or maintaining Loans or on amounts receivable by it in respect of the Loans and of the additional amounts required to compensate such Bank in respect of any additional costs, shall be made in good faith and shall be evidenced by a certificate, signed by an officer of such Bank and delivered to the Borrower, as to the fact and amount of the increased cost incurred by or the reduced amount accruing to such Bank owing to such event or events.  Such certificate shall be prepared in reasonable detail and shall be conclusive as to the facts and amounts stated therein, absent manifest error.  The Borrower shall pay such Bank the amount shown as due at the times required herein.

             (e)         [Reserved].

             (f)         Notice of Events.  The affected Bank will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Bank to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount or amounts then payable pursuant to this Section.

2.14      Illegality.  Notwithstanding any other provision in this Agreement, if the adoption of any applicable Regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for any Bank to (a) maintain its Revolving Loan Commitment, then upon notice to the Borrower by the Administrative Agent, its Revolving Loan Commitment shall terminate; or (b) maintain or fund its LIBO Rate Loans, then upon notice to the Borrower of such event, the Borrower’s outstanding LIBO Rate Loans shall be converted into Base Rate Loans.

2.15      Discretion of each Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each LIBO Rate Loan during each Interest Period for such Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period; provided, however, that Borrower shall not be required to compensate such Bank for any Additional Amount (as described in Section 2.9) unless such Bank actually incurs or sustains or suffers the loss of such amount (provided further, however, that nothing contained in this Section 2.15 shall be deemed to limit or otherwise affect Borrower’s obligations under Section 2.9).

2.16      Appraisals.  Within 20 days following the receipt by the Banks of the Asset Base Certificate covering the last month of a Fiscal Quarter, the Majority Banks may request that an appraisal be conducted with respect to Eligible Engines or Eligible Equipment (other than Parts Packages) added to the Asset Base during the Fiscal Quarter just ended.  In addition, not more than once per each Fiscal Year, (i) the Majority Banks may request that an appraisal be conducted with respect to all Eligible Engines and Eligible Equipment (other than Parts Packages) included in the Asset Base, and (ii) the Banks may request that an appraisal be conducted with respect to any Engine or item of Equipment Off-Lease for more than 365 consecutive days.  Each such appraisal shall be a “desktop appraisal” (unless a Potential Default or an Event of Default then exists) and shall be conducted by an appraiser retained by the Security Agent on behalf of the Banks, and the cost of each such appraisal will be paid by the Borrower.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

             The Borrower represents and warrants to the Banks that:

3.1        Organization, Standing.  It (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder, and under each Loan Document to which it is a party, and (c) is qualified to do business and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2        Corporate Authority, Validity, Etc.  The making and performance of the Loan Documents to which it is a party are within its power and authority and have been duly authorized by all necessary corporate action.  The making and performance of the Loan Documents do not and under present law will not require any consent or approval not obtained of any of its shareholders, or any other Person (including, without limitation, any Governmental Authority), do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its charter or by–laws, do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject, and do not and will not give rise to any Lien upon any of its assets except the Lien in favor of the Security Agent contemplated hereby.  The number of shares and classes of the capital stock of the Borrower and the ownership thereof are accurately set forth on Schedule 1 attached hereto; all such shares are validly issued, fully paid and non-assessable, and the issuance and sale thereof are in compliance with all applicable federal and state securities and other applicable laws.  Further, the Borrower is not in default under any such agreement, lease or instrument except to the extent such default reasonably could not have a Material Adverse Effect.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Borrower of any Loan Document to which it is a party or for the validity or enforceability thereof, except any filings or registrations expressly contemplated by the Loan Documents.

3.3        Validity of Loan Documents.  The Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will have been duly executed and delivered by the Borrower and constitute legal, valid, and binding obligations of the Borrower, enforceable in accordance with their respective terms.

3.4        Litigation.  Except as disclosed on Schedule 1, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its assets before any court, government agency, or other tribunal which if adversely determined reasonably could have a Material Adverse Effect.  If there is any disclosure on Schedule 1, the status (including the tribunal, the nature of the claim and the amount in controversy) of each such litigation matter as of the date of this Agreement is set forth in Schedule 1.

3.5        ERISA.  (a) The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder; and, neither Borrower, nor any ERISA Affiliate maintains or contributes to or has maintained or contributed to any multiemployer plan (as defined in Section 4001 of ERISA) under which the Borrower or any ERISA Affiliate could have any withdrawal liability; (b) neither the Borrower nor any ERISA Affiliate, sponsors or maintains any Plan under which there is an accumulated funding deficiency within the meaning of Section 412 of the Code, whether or not waived; (c) the aggregate liability for accrued benefits and other ancillary benefits under each Plan that is or will be sponsored or maintained by the Borrower or any ERISA Affiliate (determined on the basis of the actuarial assumptions prescribed for valuing benefits under terminating single-employer defined benefit plans under Title IV of ERISA) does not exceed the aggregate fair market value of the assets under each such defined benefit pension Plan; (d) the aggregate liability of the Borrower and each ERISA Affiliate arising out of or relating to a failure of any Plan to comply with the provisions of ERISA or the Code, will not have a Material Adverse Effect; and (e) there does not exist any unfunded liability (determined on the basis of actuarial assumptions utilized by the actuary for the plan in preparing the most recent Annual Report) of the Borrower or any ERISA Affiliate under any plan, program or arrangement providing post-retirement life or health benefits.

3.6        Financial Statements.  The consolidated financial statements of Borrower as of and for the Fiscal Year ending December 31, 2000, consisting of a balance sheet, a statement of operations, a statement of shareholders’ equity, a statement of cash flows and accompanying footnotes furnished to the Banks in connection herewith, present fairly, in all material respects, the financial position, results of operations and operating statistics of the Borrower as of the dates and for the periods referred to, in conformity with GAAP.  Except as set forth on Schedule 1 hereto, there are no material liabilities, fixed or contingent, which are not reflected in such financial statements, the accompanying footnotes, or the Borrower’s Form 10K filed for the period ending December 31, 2000, other than liabilities which are not required to be reflected in such financial statements.

3.7        No Material Adverse Change.  Since December 31, 2000, there has been no Material Adverse Change.

3.8        Not in Default, Judgments, Etc.  No Event of Default or Potential Default under any Loan Document has occurred and is continuing.  The Borrower has satisfied all judgments (other than judgments which do not constitute an Event of Default under Section 8.1(f)), and is not in default under any order, writ, injunction, or decree of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board bureau, agency, or instrumentality, domestic or foreign.

3.9        Taxes.  The Borrower has filed all federal, state, local and foreign tax returns and reports which it is required by law to file and as to which its failure to file would have a Material Adverse Effect, and has paid all taxes, including wage taxes, assessments, withholdings and other governmental charges which are presently due and payable, other than those being contested in good faith by appropriate proceedings, if any, and disclosed on Schedule 1.  The tax charges, accruals and reserves on the books of the Borrower are adequate to pay all such taxes that have accrued but are not presently due and payable.

3.10      Permits, Licenses, Etc.  The Borrower possesses all permits, licenses, franchises, trademarks, trade names, copyrights and patents necessary to the conduct of its business as presently conducted or as presently proposed to be conducted, except where the failure to possess the same would not have a Material Adverse Effect.

3.11      No Materially Adverse Contracts, Etc.  To the best of its knowledge, the Borrower is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of its directors or officers has or is expected in the future to have a Material Adverse Effect.  The Borrower is not a party to any contract or agreement which in the judgment of its directors or officers has or is expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves.

3.12      Compliance with Laws, Etc.

             (a)         Compliance Generally.  The Borrower is in compliance in all material respects with all Regulations applicable to its business (including obtaining all authorizations, consents, approvals, orders, licenses, exemptions from, and making all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality), the noncompliance with which reasonably would likely have a Material Adverse Effect.

             (b)        Hazardous Wastes, Substances and Petroleum Products.  The Borrower received all permits and filed all notifications necessary to carry on its business; and is in compliance in all material respects with all Environmental Control Statutes.  The Borrower has not given any written or oral notice, nor has it failed to give required notice, to the Environmental Protection Agency (“EPA”) or any state or local agency with regard to any actual or imminently threatened Release of Hazardous Substances on properties owned, leased or operated by it or used in connection with the conduct of its business and operations.  The Borrower has not received notice that it is potentially responsible for costs of clean-up or remediation of any actual or imminently threatened Release of Hazardous Substances pursuant to any Environmental Control Statute.  To the best of the Borrower’s knowledge, no real property owned or leased by it is in violation of any Environmental Laws and no Hazardous Substances are present on said real property in violation of applicable law.  The Borrower has not received any notice to the effect that it has been identified in any litigation, administrative proceedings or investigation as a potentially responsible party for any liability under any Environmental Laws.  In the event that the Borrower becomes aware of any information indicating that either (i) any real property owned or leased by the Borrower is in violation of any Environmental Laws or any Hazardous Substances are present on said real property in violation of applicable law, or (ii) the Borrower has been identified in any litigation, administrative proceedings or investigation as a potentially responsible party for liability under any Environmental Laws, then the Borrower shall update its representations, in accordance with the requirements of Section 3.20, and the Banks shall not be required to make further Loans under this Credit Facility until the Borrower establishes adequate reserves (in the reasonable judgment of the Majority Banks) for any liability (including cleanup costs) and deliver revised financial statements to the Banks showing such reserves; provided, however, that no reserve shall be required for any such liabilities to the extent that they aggregate to less than $1,000,000.

3.13      Solvency.  The Borrower is, and after giving effect to the transactions contemplated hereby, will be, Solvent.

3.14      Subsidiaries, Etc.  The Borrower does not have any Subsidiaries, except as set forth in Schedule 1 hereto and except for Subsidiaries established to facilitate securitizations.  Set forth in Schedule 1 hereto is a complete and correct list, as of the date of this Agreement, of all Investments held by the Borrower in any joint venture or other Person except Investments expressly permitted hereby.  With respect to Subsidiaries established after the Closing Date to facilitate securitizations, the Borrower shall not be obligated to update Schedule 1 to reflect such Subsidiary, but shall notify the Banks pursuant to Section 5.17 of the establishment of such Subsidiary.

3.15      Title to Properties, Leases.  The Borrower has good and marketable title to all assets and properties reflected as being owned by it in its financial statements as well as to all assets and properties acquired since said date (except property disposed of since said date in the ordinary course of business).  Except for the Liens existing on the Closing Date as set forth in Schedule 1 hereto and any other Permitted Liens, there are no Liens on any of such assets or properties.  It has the right to, and does, enjoy peaceful and undisturbed possession under all material leases under which it is leasing property as a lessee.  All such leases are valid, subsisting and in full force and effect, and none of such leases is in default, except where such default, either individually or in the aggregate, could not have a Material Adverse Effect.

3.16      Public Utility Holding Company; Investment Company.  The Borrower is not a “public utility company” or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended; or a “public utility” within the meaning of the Federal Power Act, as amended.  Further, the Borrower is not an “investment company” or an “affiliated person” of an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.17      Margin Stock.  The Borrower is not and will not be engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time).  It will not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stocks or margin securities.

3.18      Use of Proceeds.  The Borrower will use the proceeds of any Loan to be made pursuant hereto for the purchase, financing and refinancing of Engines and Equipment as contemplated herein, as well as for working capital and general corporate purposes.

3.19      Depreciation Policies.  The Borrower’s depreciation policies with respect to the Engines and the Equipment are as set forth on Exhibit H.  These policies have been in effect substantially without change since January 1, 1997.

3.20      Disclosure Generally.  The representations and statements made by the Borrower or on its behalf in connection with this Credit Facility and the Loans, including representations and statements in each of the Loan Documents, do not and will not contain any untrue statement of a material fact or omit to state a material fact or any fact necessary to make the representations made not materially misleading.  No written information, exhibit, report, brochure or financial statement furnished by the Borrower to the Banks in connection with this Credit Facility, the Loans, or any Loan Document contains or will contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  Notwithstanding anything to the contrary in this Agreement, the Disclosure Schedule (Schedule 1) to this Agreement shall be promptly updated by the Borrower whenever necessary to reflect events that have occurred which would make the latest Disclosure Schedule delivered by the Borrower to the Banks inaccurate or misleading; provided, however, that no updating of the Disclosure Schedule shall operate to:  (i) cure a breach of a representation or warranty previously made by the Borrower or any Guarantor; (ii) modify any of the covenants or obligations of the Borrower or any Guarantor under this Agreement or any other Loan Document (including any affirmative covenants, negative covenants or financial covenants); (iii) prevent the occurrence of the disclosed event from constituting a Potential Default or Event of Default if the occurrence of such event otherwise constitutes a Potential Default or Event of Default under this Agreement or any other Loan Document; or (iv) expand the definitions of “Existing Debt” or “Permitted Liens” allowed under this Agreement.

SECTION 4.

CONDITIONS PRECEDENT

4.1        All Loans.  The obligation of each Bank to make any Loan is conditioned upon the following:

             (a)         Request For Advance.  The Borrower shall have delivered and the Administrative Agent shall have received a Request for Advance, in such form as the Administrative Agent may request from time to time.

             (b)        Asset Base Certificate.  The Borrower shall have delivered and the Banks shall have received an Asset Base Certificate dated the date of the Loan requested under this Agreement.

             (c)         Guaranty.  Each Restricted Subsidiary shall have duly authorized, executed and delivered a Guaranty in the form of Exhibit J hereto, and such Guaranty shall be in full force and effect.

             (d)        Additional Documents.  With respect to each Lease (other than an Existing Lease Transaction or a Lease to WLFC (Ireland) Limited) to a lessee domiciled or principally located in a non-U.S. jurisdiction which is to be included in the Asset Base, the Security Agent shall have received (x) the documentation (including, without limitation, the Owner Trustee Guarantees, Owner Trustee Mortgages, Trust Agreements and Beneficial Interest Pledge Agreements) set forth in the definition of “Eligible Lease,” and (y) if the Lease is to proceed on the basis that the limitation expressed in subclause (xii) of the definition of “Asset Base” is inapplicable because the lessee’s domicile or principal location is excluded from the definition of Nonrecognition of Rights Jurisdiction, evidence in each instance in form and substance reasonably satisfactory to the Security Agent of the basis upon which such domicile or principal location is to be excluded from the definition of “Nonrecognition of Rights Jurisdictions”.  With respect to each Lease (other than an Existing Lease Transaction) to WLFC (Ireland) Limited in which the sublessee is domiciled or principally located in a non-U.S. jurisdiction, and which is to be included in the Asset Base, the Security Agent shall have received, if the sublease is to proceed on the basis that the limitation expressed in subclause (xii) of the definition of “Asset Base” is inapplicable because the lessee’s domicile or principal location is excluded from the definition of Nonrecognition of Rights Jurisdiction, evidence in each instance in form and substance reasonably satisfactory to the Security Agent of the basis upon which such domicile or principal location is to be excluded from the definition of “Nonrecognition of Rights Jurisdictions”.

             (e)         Covenants; Representations.  The Borrower, the Guarantors and each Owner Trustee shall be in compliance with all covenants, agreements and conditions in each Loan Document and each representation and warranty contained in each Loan Document and made by the Borrower, a Guarantor or an Owner Trustee shall be true with the same effect as if such representation or warranty had been made on the date such Loan is made or issued, except to the extent such representation or warranty relates to a specific prior date.

             (f)         Defaults.  Immediately prior to and after giving effect to such transaction, no Event of Default or Potential Default shall exist.

             (g)        Material Adverse Change.  Since December 31, 2000, there shall not have been any Material Adverse Change.

             (h)        Owner Trustee Documents.  The Administrative Agent shall have received (i) a copy of the resolutions of the Board of Directors of the Owner Trustee, in its individual capacity, certified by the Secretary or an Assistant Secretary of the Owner Trustee, duly authorizing the execution, delivery and performance by the Owner Trustee of each of the Loan Documents to which the Owner Trustee is or will be a party and (ii) an incumbency certificate of Owner Trustee, as to the persons authorized to execute and deliver the Loan Documents to which it is or will be a party and the signatures of such person or persons.

4.2        Conditions to Effectiveness of the Agreement.  The effectiveness of this Credit Agreement as to each Bank is conditioned upon the following:

             (a)         Articles, Bylaws.  The Administrative Agent shall have received copies of the Articles or Certificate of Incorporation and Bylaws of the Borrower certified by its Corporate Secretary or Secretary; together with Certificate of Good Standing from any jurisdiction where the nature of its business or the ownership of its properties requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

             (b)        Evidence of Authorization.  The Administrative Agent shall have received copies certified by the Secretary or Assistant Secretary of the Borrower or any other appropriate official (in the case of a Person other than the Borrower) of all corporate or other action taken by each Person other than the Banks who is a party to any Loan Document to authorize its execution and delivery and performance of the Loan Documents and to authorize the Loans, together with such other related papers as the Administrative Agent shall reasonably require.

             (c)         Legal Opinions.  The Administrative Agent shall have received a favorable written legal opinion (i) from counsel to the Borrower dated the Closing Date in form and substance satisfactory, and from counsel reasonably acceptable, to the Banks which shall be addressed to the Banks and (ii) from counsel to the Owner Trustee dated the Closing Date in form and substance satisfactory, and from counsel reasonably acceptable, to the Banks which shall be addressed to the Banks with respect to due authorization, execution and delivery by the Owner Trustee of the Loan Documents to which it is a party; provided, however that if another bank or trust company serves as Owner Trustee (other than as the result of a succession by merger) under the Loan Documents it shall be required to provide such an opinion prior to serving as Owner Trustee.

             (d)        Incumbency.  The Administrative Agent shall have received a certificate signed by the secretary or assistant secretary of the Borrower, together with the true signature of the officer or officers authorized to execute and deliver the Loan Documents and certificates thereunder, upon which the Banks shall be entitled to rely conclusively until they shall have received a further certificate of the secretary or assistant secretary of the Borrower amending the prior certificate and submitting the signature of the officer or officers named in the new certificate as being authorized to execute and deliver Loan Documents and certificates thereunder.

             (e)         Notes.  Each Bank shall have received its Revolving Credit Note dated the Closing Date duly executed, completed and issued in accordance herewith.

             (f)         Documents.  The Administrative Agent and the Security Agent, as the case may be, shall have received all certificates, instruments and other documents then required to be delivered to the Administrative Agent or the Security Agent pursuant to any Loan Documents, in each instance in form and substance reasonably satisfactory to it.

             (g)        Consents.  The Borrower shall have provided to each Bank evidence satisfactory to the Banks that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and remain in effect.

             (h)        Other Agreements.  The Borrower, WLFC (Ireland) Limited, and each Owner Trustee as applicable shall have executed and delivered each other Loan Document required hereunder including, without limitation, the Security Agreement, the Share Pledge Agreement, the Mortgage, the Owner Trustee Mortgage(s), the Beneficial Interest Pledge Agreements and the WLFC (Ireland) Limited Security Assignments.

             (i)          Security Interest.  The Borrower shall furnish evidence satisfactory to the Banks that the Security Agent holds a perfected, first-priority lien against all Collateral subject to the provisos set forth in Section 9.1 and the exceptions contained in Section 8.1(i) or in any other Loan Document.  Without limiting the generality of the foregoing, all filings with the United States Patent and Trademark Office necessary or desirable to perfect the Security Agent’s Lien on all patents and trademarks of the Borrower shall have been completed (and the Security Agent shall have received evidence satisfactory to it of such completion).

             (j)          Appraisals.  The Security Agent shall have received asset appraisals regarding the Engine and Equipment portfolio, in form and substance reasonably satisfactory to the Security Agent.

             (k)         Financial Statements.  The Agents shall have received the consolidated financial statements of the Willis Companies for the Fiscal Year ended December 31, 2000, including balance sheets, income and cash-flow statements, audited by independent public accountants of recognized national standing, and prepared in conformity with GAAP.

             (l)          Litigation.  There shall be no actions, suits, investigations or proceedings pending or threatened in any court or before any arbitrator or Governmental Authority that could have a Material Adverse Effect.

             (m)        [Reserved].

             (n)        Fees.  The Borrower shall have paid to the Administrative Agent the applicable Facility Fee and the applicable Extension Fee.  Promptly after receipt of the Facility Fee and the Extension Fee, the Administrative Agent shall distribute to the Banks their respective portions of the Facility Fee and the Extension Fee (in each case in the amounts described on Exhibit A).

             (o)        Fees, Expenses.  The Borrower shall simultaneously pay or shall have paid all fees (in addition to those described in Section 4.2(n)) and expenses, if any, due hereunder or under any other Loan Document.

             (p)        Lien Searches.  The Borrower shall have provided or caused to be provided to the Administrative Agent a certified lien search for the State of Delaware and the State of California, and the counties of Marin and San Diego therein, indicating that there are no Liens (other than Permitted Liens) on any property or assets of the Borrower or on any income or profits therefrom.

             (q)        Other Documents and Information.  The Agents and the Banks shall have received copies of all other documents and information as they shall have reasonably requested, each in form and substance satisfactory to the Agents and the Banks.

             (r)         Existing Facility.  The Obligations (as defined in that certain Amended and Restated Credit Agreement dated as of February 10, 2000, among the Borrower, Willis Aeronautical Services, Inc. and certain banking institutions named therein (the “Existing Facility”), other than Obligations in the nature of indemnity payments not yet due and owing, shall have been paid in full (or shall be paid simultaneously with the making of the first Loan hereunder), and the Security Agent shall have received evidence reasonably satisfactory to it of such payment.

             (s)         Final Date for Effectiveness.  The parties hereto agree that if the Closing Date has not occurred on or prior to July 10, 2001, this Agreement shall thereafter be deemed null and void and without effect and the Banks shall be under no obligation whatsoever to advance any portion of their respective Revolving Loan Commitments, provided, however, that the Borrower’s obligations under Section 11.8 shall survive after such date as shall those of the parties under Section 11.19.

             The parties hereto acknowledge that the Closing Date may occur subsequent to the date of this Agreement.  Without limiting the provisions of Section 3.20 or Section 4.1(g), the Security Agent and the Administration Agent may, in their discretion, permit the Borrower to update Schedule 1, Schedule 6 or both of them prior to the Closing Date.

SECTION 5.

AFFIRMATIVE COVENANTS

             The Borrower covenants and agrees that, without the prior written consent of Majority Banks, from and after the date hereof and so long as the Revolving Loan Commitments are in effect or any Obligation remains unpaid or outstanding, it will:

5.1        Financial Statements and Reports.  Furnish to the Banks the following financial information:

             (a)         Annual Statements.  No later than ninety (90) days after the end of each Fiscal Year, the consolidated and consolidating balance sheet of the Willis Companies as of the end of such year and the prior year in comparative form, and related statements of operations, shareholders’ equity, and cash flows for such Fiscal Year and the prior Fiscal Year in comparative form.  The financial statements shall be in reasonable detail with appropriate notes, and shall be prepared in accordance with GAAP.  The consolidated annual financial statements shall be certified (without any qualification or exception) by KPMG LLP or other independent public accountants reasonably acceptable to the Majority Banks.  Such financial statements shall be accompanied by a report of such independent certified public accountants stating that, in the opinion of such accountants, such financial statements present fairly, in all material respects, the financial position, and the results of operations and the cash flows of the Willis Companies for the period then ended in conformity with GAAP, except for inconsistencies resulting from changes in accounting principles and methods agreed to by such accountants and specified in such report, and that, in the case of such financial statements, the examination by such accountants of such financial statements has been made in accordance with generally accepted auditing standards and accordingly included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made, as well as evaluating the overall financial statement presentation.  Each financial statement provided under this subsection (a) shall be accompanied by a certificate signed by such accountants either stating that during the course of their examination nothing came to their attention which would cause them to believe that any event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event.  In addition to the annual financial statements, the Borrower shall, promptly upon receipt thereof, furnish to the Banks a copy of the portion of each other report or management letter submitted to its board of directors by its independent accountants in connection with any annual, interim or special audit made by them of the financial records of the Borrower in which the Borrower’s accountants give any comment critical of the valuation of, or controls or procedures related to, the Collateral.

             (b)        Quarterly Statements.  No later than forty-five (45) calendar days after the end of each Fiscal Quarter of each Fiscal Year, the consolidated and consolidating balance sheet and related statements of operations, shareholders’ equity and cash flows of the Willis Companies for such quarterly period and for the period from the beginning of such fiscal year to the end of such Fiscal Quarter and a corresponding financial statement for the same periods in the preceding Fiscal Year certified by the chief financial officer, chief administrative officer or  chief executive officer of the Willis Companies as having been prepared in accordance with GAAP (subject to changes resulting from audits, year-end adjustments, and the absence of footnotes).  Such quarterly statement shall be accompanied by a Compliance Certificate in the form attached hereto as Exhibit G or such other form as the Administrative Agent shall reasonably request.

             (c)         No Default.  Within forty-five (45) calendar days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within ninety (90) calendar days after the end of each Fiscal Year, a certificate signed by the chief financial officer, chief administrative officer or chief executive officer of the Willis Companies certifying that, to the best of such officer’s knowledge, after due inquiry, (i) the Borrower has complied with all covenants, agreements and conditions in each Loan Document and that each representation and warranty contained in each Loan Document is true and correct with the same effect as though each such representation and warranty had been made on the date of such certificate (except (A) to the extent such representation or warranty relates to a specific prior date, in which case the representation shall be updated by the Borrower to reflect any changes occurring since that prior date, or (B) to the extent that any events have occurred that require a change to the Disclosure Schedule, in which case an updated Disclosure Schedule will be delivered by the Borrower in accordance with the requirements of Section 3.20 hereof), and (ii) no event has occurred and is continuing which constitutes an Event of Default or Potential Default, or describing each such event and the remedial steps being taken by the Borrower, as applicable.

             (d)        ERISA.  All reports and forms filed with respect to all Plans, except as filed in the normal course of business and that would not result in an adverse action to be taken under ERISA, and details of related information of a Reportable Event, promptly following each filing.

             (e)         Material Changes.  Notification to the Administrative Agent and each other Bank of any litigation, administrative proceeding, investigation, business development, or change in financial condition which could reasonably have a Material Adverse Effect, promptly following its discovery.

             (f)         Other Information.  Promptly, upon request by the Security Agent, the Administrative Agent or any of the Banks, from time to time (which may be on a monthly or other basis), the Borrower shall provide such other information and reports regarding its operations, business affairs, prospects and financial condition as the Security Agent, the Administrative Agent or any Bank may reasonably request.

             (g)        Asset Base Certificates; Monthly Lease Report.  In the event the Borrower shall not have delivered an Asset Base Certificate to the Banks during any calendar month, it will deliver to the Banks, no later than 15 days after the end of such calendar month as of the last day of such calendar month, an Asset Base Certificate.  As part of the Asset Base Certificate, the Borrower shall deliver to the Banks a report setting forth the Eligible Engines and Eligible Equipment that are subject to an Eligible Lease.  The Asset Base Certificate shall also include a list of all Engines and Equipment acquired by the Borrower since the date of the last Asset Base Certificate delivered to the Banks.  The Asset Base Certificate shall also include any changes to the information contained in Section 1 of Schedule 1 to the Security Agreement.

             (h)        Monthly Lease Portfolio and Receivables Report.  As soon as practicable and in any event within 15 days after the end of each calendar month, the Borrower shall deliver to the Banks a Lease portfolio listing and Lease receivables aging report (in form and substance reasonably satisfactory to the Administrative Agent).

             (i)          Maintenance of Current Depreciation Policies.  The Borrower shall maintain its method of depreciating its assets substantially consistent with past practices as set forth in Exhibit H and will promptly notify the Banks of any deviation from such practices.

5.2        Corporate Existence.  Preserve its corporate existence and all material franchises, licenses, patents, copyrights, trademarks and trade names consistent with good business practice; and maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.3        ERISA.  Comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of the Borrower or any ERISA Affiliate; do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan and tax exempt status of each trust forming part of such Plan; not incur any material accumulated funding deficiency (within the meaning of ERISA and the regulations promulgated thereunder), or any material liability to the PBGC (as established by ERISA); not permit any event to occur as described in Section 4042 of ERISA or which may result in the imposition of a lien on its properties or assets; notify the Banks in writing promptly after it has come to the attention of senior management of the Borrower of the assertion or threat of any Reportable Event or other event described in Section 4042 of ERISA (relating to the soundness of a Plan) or the PBGC’s ability to assert a material liability against the Borrower or impose a lien on its, or any ERISA Affiliates’, properties or assets; and refrain from engaging in any Prohibited Transactions or actions causing possible liability under Section 5.02 of ERISA.

5.4        Compliance with Regulations.  Comply in all material respects with all Regulations applicable to its business, the noncompliance with which reasonably could have a Material Adverse Effect.

5.5        Conduct of Business; Permits and Approvals, Compliance with Laws.  Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business.

5.6        Maintenance of Properties.  The Borrower will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in its business and make all reasonable and necessary renewals, replacements, additions, betterments and improvements thereof and thereto, so that the business carried on in connection therewith may be conducted in the ordinary course at all times.

5.7        Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.8        Payment of Taxes, Etc.  Promptly pay and discharge (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; and (b) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies the Administrative Agent of its intention to do so, it shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default or a Potential Default hereunder and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

5.9        Notice of Events.  Promptly upon discovery of any of the following events, the Borrower shall provide telephone notice to the Security Agent and the Administrative Agent (confirmed within three (3) calendar days by written notice from the Borrower to each Bank) describing the event and all action the Borrower propose to take with respect thereto:

             (a)         an Event of Default or Potential Default under this Agreement or any other Loan Document;

             (b)        any default or event of default under a contract or contracts and the default or event of default involves payments by the Borrower in an aggregate amount equal to or in excess of $1,000,000;

             (c)         a default or event of default under or as defined in any evidence of or agreements for Indebtedness for Borrowed Money under which the Borrower’s liability is equal to or in excess of $1,000,000, singularly or in the aggregate, whether or not an event of default thereunder has been declared by any party to such agreement or any event which, upon the lapse of time or the giving of notice or both, would become an event of default under any such agreement or instrument or would permit any party to any such instrument or agreement to terminate or suspend any commitment to lend to the Borrower or to declare or to cause any such indebtedness to be accelerated or payable before it would otherwise be due;

             (d)        the institution of, any material adverse determination in, or the entry of any default judgment or order or stipulated judgment or order in, any suit, action, arbitration, administrative proceeding, criminal prosecution or governmental investigation against the Borrower in which the amount in controversy is in excess of $1,000,000, singularly or in the aggregate;

             (e)         any change in any Regulation, including, without limitation, changes in tax laws and regulations, which would have a Material Adverse Effect; or

             (f)         any “Event of Default” or “Servicer Event of Default” (in each case as defined in the WLFC Funding Facility) under the WLFC Funding Facility.

5.10      Inspection Rights.  At any time during regular business hours and upon reasonable notice, Borrower shall permit the Security Agent or any authorized officer, employee, agent, or representative of the Security Agent to examine and make abstracts from the records and books of account of the Borrower, wherever located, and to visit the properties of the Borrower; and to discuss the affairs, finances, and accounts of the Borrower with its Chairman, President, any executive vice president, its chief financial officer, treasurer, controller or independent accountants.  In conducting each such examination, visit or discussion (each an “inspection”), the Security Agent and each of its officers, employees, agents and representatives shall take all reasonable action to minimize any disruption to the normal operations of the Borrower.  If no Event of Default or Potential Default shall be in existence, the Security Agent shall limit such inspection of each of the foregoing to once each calendar year.  If an inspection shall be made during the continuance of a Potential Default or an Event of Default, the Borrower shall reimburse the Security Agent for its reasonable out-of-pocket expense of such inspection.  If an inspection shall be made when no Event of Default or Potential Default shall be in existence, the Borrower shall reimburse the Security Agent for its reasonable out-of-pocket expense of such inspection up to $20,000 in the aggregate, any such expenses in excess of that amount shall be chargeable pro rata to each Bank, in accordance with its  respective Revolving Loan Commitment.  At all times, it is understood and agreed by the Borrower that all expenses in connection with any such inspection which may be incurred by the Borrower, any officers and employees thereof and the attorneys and independent certified public accountants therefor shall be expenses payable by the Borrower and shall not be expenses of the Banks or any of them.

5.11      Generally Accepted Accounting Principles.  Maintain books and records at all times in accordance with Generally Accepted Accounting Principles.

5.12      Compliance with Material Contracts.  The Borrower will comply in all material respects with all obligations, terms, conditions and covenants, as applicable, in all instruments and agreements to which it is a party or by which it is bound or any of its properties is affected and in respect of which the failure to comply reasonably could have a Material Adverse Effect.

5.13      Use of Proceeds.  The Borrower will use the proceeds of any Loan to be made pursuant hereto for the purchase or refinancing of Engines and Equipment as contemplated herein, as well as for working capital and general corporate purposes.

5.14      Further Assurances.  Do such further acts and things and execute and deliver to the Banks such additional assignments, agreements, powers and instruments, as any Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto each Bank its rights, powers and remedies hereunder.

5.15      Restricted Subsidiaries.  Upon the creation of any Restricted Subsidiary, or the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, such Restricted Subsidiary shall duly authorize, execute and deliver a Guaranty in the form of Exhibit J hereto.

5.16      Placards.  The Borrower shall use its best efforts to cause each lessee under a Lease relating to each Eligible Engine or item of Eligible Equipment (other than Parts Packages and turboprop engines), to affix to and maintain on the Eligible Engine or item of Eligible Equipment (other than Parts Packages and turboprop engines) subject to such Lease a placard satisfactory to the Security Agent bearing an inscription substantially in the form of “THIS ENGINE IS OWNED BY WILLIS LEASE FINANCE CORPORATION, OR AN AFFILIATE, AND IS SUBJECT TO A FIRST PRIORITY SECURITY INTEREST IN FAVOR OF ONE OR MORE FINANCIAL INSTITUTIONS” or such other inscription as the Security Agent from time to time may reasonably request.  The Borrower shall, on a quarterly basis, provide to the Security Agent a list of those Eligible Engines or items of Equipment (other than Parts Packages and turboprop engines) subject to a Lease on which no such placard is affixed.

5.17      Certain Subsidiaries.  Within five days after the establishment of a Subsidiary to facilitate securitizations, the Borrower shall notify the Banks (which notice shall be in writing and specify the name and jurisdiction of organization of such Subsidiary) of such establishment.

SECTION 6.

NEGATIVE COVENANTS

             The Borrower covenants and agrees that, without the prior written consent of the Majority Banks, from and after the date hereof and so long as any Revolving Loan Commitments are in effect or any Obligation remains unpaid or outstanding, it will not:

6.1        Consolidation and Merger.  Merge or consolidate with or into any corporation except, if (a) no Potential Default or Event of Default shall have occurred and be continuing either immediately prior to or upon the consummation of such transaction, and (b) the Borrower is the surviving entity.  The Borrower will promptly notify the Banks of any merger or consolidation involving the Borrower.

6.2        Liens.  Create, assume or permit to exist any Lien on any of its property or assets (including, without limitation, the Collateral), whether now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens, or allow or permit to exist any Lien (other than Permitted Liens) on any Collateral owned by an Owner Trustee.  Without limiting the foregoing, the Borrower, at the Borrower’s expense, shall, or shall cause the relevant Owner Trustee to, promptly discharge any such Lien, except Permitted Liens.

6.3        Guarantees.  Guarantee or otherwise in any way become or be responsible for indebtedness or obligations (including working capital maintenance, take-or-pay contracts) of any unconsolidated Person, contingently or otherwise. Notwithstanding the preceding sentence, the Borrower may guarantee indebtedness or obligations of unconsolidated Affiliates of the Borrower in amounts not to exceed $15,000,000 in the aggregate in the ordinary course of business with the prior written consent of the Majority Banks, such consent not to be unreasonably withheld provided, however, that if at any time WLFC Funding Corporation becomes an unconsolidated Affiliate of the Borrower, the Funding Corp. Guaranty (as defined in connection with the definition of WLFC Funding Facility above) shall not be deemed to violate the provisions of this Section 6.3.

6.4        Margin Stock.  Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulation U of The Board of Governors of the Federal Reserve System, as amended from time to time.

6.5        Acquisitions and Investments.  If an Event of Default or a Potential Default exists or would exist immediately thereafter: purchase or otherwise acquire (including, without limitation, by way of share exchange) any part or amount of the capital stock or assets of, or make any Investments in any other Person; or enter into any new business activities or ventures not directly related to its present business; or create any Subsidiary, except (a) it may acquire and hold stock, obligations or securities received in settlement of debts owing to it created in the ordinary course of business, and (b) it may make and own (i) Investments in certificates of deposit or time deposits having maturities in each case not exceeding one year from the date of issuance thereof and issued by any Bank, or any FDIC-insured commercial bank incorporated in the United States or any state thereof having a combined capital and surplus of not less than $150,000,000, (ii) Investments in marketable direct obligations issued or unconditionally guaranteed by the United States of America, any agency thereof, or backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of issuance or acquisition thereof, (iii) Investments in commercial paper issued by a corporation incorporated in the United States or any State thereof maturing no more than one year from the date of issuance thereof and, at the time of acquisition, having a rating of A–1 (or better) by Standard & Poor’s Corporation or P–1 (or better) by Moody’s Investors Service, Inc., and (iv) Investments in money market mutual funds all of the assets of which are invested in cash or investments described in the immediately preceding clauses (i), (ii) and (iii).

6.6        Transfer of Assets; Nature of Business.  The Borrower and its Restricted Subsidiaries may not sell, transfer, lease or dispose of assets constituting in the aggregate more than twenty percent (20%) of the net book value of their combined assets during any twelve- month period without the prior written consent of the Majority Banks, such consent not to be unreasonably withheld.  Notwithstanding the above, but in accordance with the provisions of Section 5(a) of the Security Agreement:  (a) the Borrower may or may cause an Owner Trustee to lease Engines and Equipment in the ordinary course of business, (b) the Borrower may or may cause an Owner Trustee to sell, transfer or otherwise dispose of Engines and Equipment subject to a Lease (including, without limitation, related assets such as security deposits and maintenance reserves, as applicable), or assign a Beneficial Interest, in the ordinary course of business, for its then fair market value; (c) the Borrower may or may cause an Owner Trustee to sell, transfer or otherwise dispose of Engines and Equipment that are declared a total loss or destroyed or that suffer damage that is not economically repairable (or assign any Beneficial Interest relating to any such Engine or item of Equipment), for their then fair market value; (d) the Borrower may or may cause an Owner Trustee to sell, transfer, assign, lease, re-lease or otherwise dispose of any Engine or Equipment with respect to which the relevant Lease has expired or is expiring (or assign any Beneficial Interest relating to any such Engine or item of Equipment) if such sale or disposition is in the ordinary course of its business, for its then fair market value; (e) the Borrower may or may cause an Owner Trustee to transfer Contributed Assets (as such term is defined in the Contribution Agreement) or similar assets to WLFC Funding Corporation or to any other Subsidiary of the Borrower (in each case as such term is defined in any other contribution or similar agreement entered into in connection with a similar securitization transaction); (f) the Borrower may or may cause an Owner Trustee to transfer Engines or Equipment in connection with nonrecourse or partial recourse financing otherwise permitted hereunder (including, without limitation, Section 6.9) of Leases and related Engines and Equipment; (g) the Borrower may or may cause an Owner Trustee to sell Parts to non-Affiliates of the Borrower in the ordinary course of business; and (h) the Borrower may or may cause an Owner Trustee to sell Engines, Equipment, Leases or related assets (or assign any Beneficial Interest relating thereto) to a Restricted Subsidiary for not less than their net book value at the time of transfer.  The Borrower may not discontinue, liquidate or change in any material respect any substantial part of its operations or business.

6.7        Accounting Change.  Without the prior written approval of the Majority Banks, make or permit any material change in financial accounting policies or financial reporting practices, except as required by Generally Accepted Accounting Principles or regulations of the Securities and Exchange Commission, if applicable.  Notwithstanding the foregoing, without the prior written approval of all of the Banks, the Borrower shall not make or permit any material change in financial accounting policies or financial reporting practices as they relate to, or in connection with, any current or future securitizations, except as required by GAAP or regulations of the Securities and Exchange Commission, if applicable (and in such case, the Borrower shall promptly notify the Administrative Agent of the need for such change).

6.8        Transactions with Affiliates of the Borrower.  Enter into any material transaction (including, without limitation, the purchase, sale or exchange of property, the rendering of any services or the payment of management fees) with any Affiliate of the Borrower, except transactions in the ordinary course of, and pursuant to the reasonable requirements of, its business, and in good faith and upon commercially reasonable terms and except for transactions with any member of the SwissAir Group and except for securitization transactions contemplated by the WLFC Funding Facility and any similar securitization transactions entered into from time to time by Subsidiaries of the Borrower.

6.9        Indebtedness.  Unless approved in writing by the Majority Banks, the Borrower shall not, and shall not permit its Restricted Subsidiaries to, create, enter into, or allow to exist any Debt other than (a) obligations incurred under this Credit Facility; (b) Existing Debt, not to exceed in the aggregate $65,000,000, provided that there shall be no extensions, renewals or further advances under any Existing Debt unless they are permitted by this Section 6.9, part (e); (c) Debt, not to exceed $500,000 in the aggregate, in connection with the purchase of miscellaneous assets and secured solely by the assets so acquired; (d) unsecured Debt, not to exceed $1,000,000 in the aggregate; (e) Other Indebtedness; (f) guarantees permitted under Section 6.3; (g) Operating Leases; (h) unsecured (except for a pledge of Shares (as defined in the Security Agreement) and records related to such Shares of any Unrestricted Subsidiary) guaranties of the obligations of Restricted and Unrestricted Subsidiaries (including, without limitation, the Funding Corp. Guaranty); (i) a pledge of Shares (as defined in the Share Pledge Agreement) and records related to such Shares of any Unrestricted Subsidiary and a pledge of Shares of T-7, a California corporation, and T-10, a California corporation, to secure the obligations of such Restricted Subsidiaries to Heller Financial, Inc. and FINOVA Capital Corporation, respectively; and (j) the Funding Corp. Guaranty (or similar guaranty issued by Borrower in connection with a similar securitization vehicle).  Without limiting the foregoing, the Borrower shall not incur any Debt relating to the financing or refinancing of Eligible Engines other than Debt consisting of the guaranties and pledges described in clauses (f), (h), (i) and (j) of this Section; provided that (subject to Section 6.13 below) this restriction shall not apply to the financing or refinancing of engines which Borrower is unable to finance under this Credit Facility.

6.10      Restricted Payments.

             (a)         Make or pay any redemptions, repurchases, dividends or distributions of any kind with respect to its capital stock.

             (b)        Redeem or prepay any Debt other than under this Credit Facility provided, however, that the Borrower shall be permitted to redeem, prepay, or refinance existing Debt if such redemption, prepayment, or refinancing (i) is in the ordinary course of the Borrower’s business, and (ii) no Potential Default or Event of Default exists prior to or after such refinancing.

6.11      Restriction on Amendment of this Agreement.  Other than as contemplated by the WLFC Funding Facility, enter into or otherwise become subject to or suffer to exist any agreement which would require it to obtain the consent of any other Person as a condition to the ability of the Banks and the Borrower to amend or otherwise modify this Agreement.

6.12      Investments in Unrestricted Subsidiaries.  Except for Borrower’s investment in WLFC Funding Corporation or any other Subsidiary of Borrower established to facilitate securitizations, make or maintain any Investments in Unrestricted Subsidiaries which exceed in the aggregate 15% of Net Worth of the Borrower.

6.13      No Adverse Selection.  No adverse selection procedures shall be used by Borrower as between the credit facility established by this Agreement and any other credit facility to which Borrower is a party (including, without limitation, the WLFC Funding Facility) in selecting any Engine or item of Equipment for inclusion in the Asset Base.

SECTION 7.

FINANCIAL COVENANTS

             The Borrower covenants and agrees that, without the prior written consent of the Majority Banks, from and after the date hereof and so long as any Revolving Loan Commitments are in effect or any Obligation remains unpaid or outstanding:

7.1        No Losses.  From and after the Closing Date, the Willis Companies shall not at any time suffer a net loss for the then two (2) most recently ended consecutive Fiscal Quarters.

7.2        Minimum Tangible Net Worth.  Tangible Net Worth of the Willis Companies will not at any time be less than the sum of:  (i) $_______, plus (ii) if positive, _______% of the cumulative Net Income of the Willis Companies for each fiscal quarter earned from and after the Closing Date (without any deduction for net losses for any fiscal quarter); plus (iii) _______% of the net proceeds received by Borrower from the issuance of common stock or preferred stock of Borrower after January 1, 2001.*

7.3        Leverage Ratio.  From and after the Closing Date, the Leverage Ratio will not exceed ________ as of the end of any Fiscal Quarter.*

7.4        Adjusted Total Debt to Adjusted Tangible Net Worth.  From and after the Closing Date, the ratio of Adjusted Total Debt to Adjusted Tangible Net Worth will not exceed ________, as of the end of any Fiscal Quarter.*

7.5        Minimum Interest Coverage Ratio.  From and after the Closing Date, the Interest Coverage Ratio of the Willis Companies (measured at the end of each Fiscal Quarter on a rolling four-quarter basis) will not be less than _________.*

7.6        Asset Base.  The aggregate principal amount of Loans outstanding shall not at any time exceed the Asset Base or the Aggregate Revolving Loan Commitment, whichever is less; provided, however, that this covenant shall not be deemed breached if, at the time such aggregate amount exceeds said level, within four Business Days after the earlier of the date the Borrower first has knowledge of such excess or the date of the next Asset Base Certificate disclosing the existence of such excess, a prepayment of Loans shall be made.  The Borrower shall not be entitled to utilize this mechanism to avoid a breach of this covenant more than two (2) times during any twelve-month period.

SECTION 8.

DEFAULT

8.1        Events of Default.  The Borrower shall be in default if any one or more of the following events (each an “Event of Default”) occurs:

             (a)         Payments.  The Borrower fails to pay the principal due on any Note when due and payable (whether at maturity, by notice of intention to prepay, or otherwise); or fails to pay interest or any other amount payable hereunder or under any other Loan Document within three Business Days after the date such interest or other amount is due and payable.

             (b)        Covenants.  The Borrower, any of the Guarantors or any Owner Trustee, as applicable, fails to observe or perform:  (i) any term, condition or covenant set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(g), 5.1(h) or 5.1(i), Section 5.2, Section 5.7, Section 5.9, Section 5.10, Section 5.14, Sections 6.1 through 6.12 or Sections 7.1 through 7.6 herein, as and when required; or (ii) any term, condition or covenant contained in this Agreement or any other Loan Document, other than any Event of Default set forth in any other subsection of this Section 8.1, and other than as set forth in (i) above, as and when required and such failure shall continue unremedied for a period of 10 Business Days after the earlier of (1) actual knowledge of any executive officer of the Borrower or (2) written notice thereof by the Administrative Agent to the Borrower.

             (c)         Representations, Warranties.  Any representation or warranty made or deemed to be made by the Borrower, any of the Guarantors or any Owner Trustee, as applicable, herein or in any Loan Document or in any exhibit, schedule, report or certificate delivered pursuant hereto or thereto shall prove to have been false, misleading or incorrect in any material respect when made or deemed to have been made.

             (d)        Bankruptcy.  The Borrower or any of the Guarantors (except T–10 Inc., in the case of dissolution or liquidation and other than WLFC (Ireland) Limited) is dissolved or liquidated, makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, has commenced against it any such proceeding which remains undismissed for a period of sixty (60) days, or indicates its consent to, approval of or acquiescence in any such proceeding, or any receiver of or trustee for the Borrower or any substantial part of its property is appointed, or if any such receivership or trusteeship to continues undischarged for a period of sixty (60) days.

             (e)         Certain Other Defaults.  The Borrower or any Restricted Subsidiary shall fail to pay when due any Indebtedness for Borrowed Money which singularly or in the aggregate exceeds $1,000,000, and such failure shall continue beyond any applicable cure period, or the Borrower or a Restricted Subsidiary shall suffer to exist any default or event of default in the performance or observance, subject to any applicable grace period, of any agreement, term, condition or covenant with respect to any agreement or document relating to Indebtedness for Borrowed Money if the effect of such default is to permit, with the giving of notice or passage of time or both, the holders thereof, or any trustee or agent for said holders, to terminate or suspend any commitment (which is equal to or in excess of $1,000,000) to lend money or to cause or declare any portion of any borrowings thereunder to become due and payable prior to the date on which it would otherwise be due and payable, provided that during any applicable cure period the Bank’s obligations hereunder to make further Loans shall be suspended.

             (f)         Judgments.  Any judgments against the Borrower or any of the Guarantors or against the assets of the Borrower or any of the Guarantors or property for amounts in excess of $1,000,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of thirty (30) days.

             (g)        Attachments.  Any assets of the Borrower or of any of the Guarantors shall be subject to attachments, levies or garnishments for amounts in excess of $1,000,000 in the aggregate which have not been dissolved or satisfied within twenty (20) days after service of notice thereof to the Borrower or the Guarantors.

             (h)        Change in Control of the Borrower.  Any Change of Control of the Borrower should occur.

             (i)          Security Interests.  Except for security interests (a) in Collateral listed on Schedule 2 hereto; (b) in Engines and Equipment which the Security Agent determines to include in the Asset Base as part of the $__________ basket for unperfected Collateral or which is specifically approved in writing by the Required Banks notwithstanding that the Security Agent will not receive a perfected first priority security interest therein; (c) in Collateral as to which the Security Agent fails to file a UCC continuation statement; and (d) in Collateral other than Engines and Equipment as to which perfection is effected by any means other than by filing a UCC–1 financing statement (the Collateral described in (a), (b), and (d) above is hereinafter referred to as the “Excepted Collateral”), any security interest created pursuant to any Loan Document shall cease to be in full force and effect or shall cease in any material respect to give the Security Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral but subject, in the case of any Lease to a lessee domiciled or principally located in a non-U.S. jurisdiction, to the provisos set forth in Section 9.1), superior to and prior to the rights of all third Persons, and subject to no other Liens (except as permitted by Section 6.2 and, insofar as the issue of accession may be deemed to affect such rights or to create any such Lien, except to the extent that the lessee (or, in the case of a Lease to WLFC (Ireland) Limited, the sublessee) of the Collateral is domiciled or principally located in a jurisdiction that satisfies one of the criteria for exclusion from the definition of “Nonrecognition of Rights Jurisdictions” and except to the extent that the Collateral is included in the Asset Base pursuant to clause (xii) of the definition thereof).*

             (j)          WLFC Funding Facility.  A “Servicer Event of Default” (as defined in the WLFC Funding Facility) (other than a Servicer Event of Default specified in Section 7.01(xv) of the Servicing Agreement) shall have occurred under the WLFC Funding Facility.

             THEN and in every such event other than that specified in Section 8.1(d), the Administrative Agent may, or at the written request of the Majority Banks shall, immediately terminate the Aggregate Revolving Loan Commitment by notice in writing to the Borrower and immediately declare any and all Notes, including without limitation accrued interest, to be, and they shall thereupon forthwith become due and payable without presentment, demand, or notice of any kind, all of which are hereby expressly waived by the Borrower.  Upon the occurrence of any event specified in Section 8.1(d), the Aggregate Revolving Loan Commitment shall automatically terminate and the Notes, including without limitation accrued interest, shall immediately be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.  Any date on which the Notes and such other Obligations are declared due and payable pursuant to this Section 8.1 shall be the Revolving Loan Termination Date for purposes of this Agreement.  From and after the date an Event of Default shall have occurred and for so long as an Event of Default shall be continuing, the Loans shall bear interest at the Default Rate.

SECTION 9.

COLLATERAL

9.1        Collateral.  Except as otherwise specifically set forth herein (including but not limited to the exceptions contained in Section 8.1(i)) or in any other Loan Document, the Borrower covenants and agrees that any Obligations made and outstanding and their repayment at all times shall be secured by a first priority perfected security interest in all of the Collateral, provided that in the case of any Owner Trustee which shall have executed an Owner Trustee Guarantee, Borrower shall not be required to take any additional steps to create or perfect any security interest in the related Lease, Engines or Equipment under the laws of the jurisdiction where the lessee under such Lease is domiciled or principally located, and provided further that with respect to any Existing Lease Transaction involving a lessee (or, in the case of a Lease to WLFC (Ireland) Limited, involving a sublessee) domiciled or principally located in a non-U.S. jurisdiction, Borrower’s obligations hereunder shall be limited to those filings, recordings and/or other actions taken and documentation delivered (or contemplated to be taken or delivered in the future including, without limitation, as a result of any change in law) in connection with such Existing Lease Transaction on or prior to the Closing Date.

9.2        Security Documents.  As security for the punctual payment in full of all Notes (including all payments of principal, and interest and other costs contemplated hereby) the Borrower shall execute and deliver to the Security Agent the Security Agreement, the Mortgage, the Share Pledge Agreement and such other documents as may be necessary to constitute and evidence and perfect a security interest in the Collateral (other than the Excepted Collateral); provided, however, that if a Potential Default or Event of Default exists, the Security Agent may require the Borrower to take all action possible to further legally perfect the security interest in the Collateral except as otherwise provided in the provisos to Section 9.1 of this Agreement or elsewhere in the Loan Documents but including Excepted Collateral.

9.3        Release of Collateral.  The Borrower shall be entitled to remove and request the Security Agent to release certain items of Collateral in accordance with the provisions of Section 5(a) of the Security Agreement, Section 6.09 of the Mortgage, Section 22 of the applicable Beneficial Pledge Agreement, Section 6.09 of the applicable Owner Trustee Mortgage, Section 3.3 of the WLFC (Ireland) Limited Security Assignments and, with respect to the Funding Corporation Collateral (as such term is defined in the Consent and Intercreditor Agreement) or any other debt or equity interest in any direct or indirect Subsidiary of the Borrower, the terms of the Consent and Intercreditor Agreement.  The Security Agent will cooperate with the Borrower in effecting any such release.

SECTION 10.

THE AGENTS

10.1      Appointment and Authorization.  Each Bank hereby irrevocably appoints and authorizes National City Bank as the Administrative Agent, Fortis as the Structuring Agent and Fortis as the Security Agent to take such action on each Bank’s behalf and to exercise such powers under this Agreement and the Loan Documents as are specifically delegated to the Agents by the terms hereof or thereof, together with such other powers as are reasonably incidental thereto.  No other agents or co-agents of the Banks under this Credit Facility may be appointed without the prior written consent of the Borrower and each Person then serving as an Agent.  The relationship between each Agent and each Bank has no fiduciary aspects, and each Agent’s duties hereunder are acknowledged to be only ministerial and not involving the exercise of discretion on its part.  Nothing in this Agreement or any Loan Document shall be construed to impose on any Agent any duties or responsibilities other than those for which express provision is made herein or therein.  In performing their duties and functions under this Article 10, the Agents do not assume and shall not be deemed to have assumed, and hereby expressly disclaim, any obligation with or for the Borrower.  As to matters not expressly provided for in this Agreement or any Loan Document, the Agents shall not be required to exercise any discretion or to take any action or communicate any notice, but shall be fully protected in so acting or refraining from acting upon the instructions of the Majority Banks and their respective successors and assigns; provided, however, that in no event shall any Agent be required to take any action which exposes it to personal liability or which is contrary to this Agreement, any Loan Document or applicable law, and each Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be specifically indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or omitting to take any such action.  If an indemnity furnished to any Agent for any purpose shall, in its reasonable opinion, be insufficient or become impaired, such Agent may call for additional indemnity from the Banks and not commence or cease to do the acts for which such indemnity is requested until such additional indemnity is furnished.

10.2      Duties and Obligations.  In performing its functions and duties hereunder on behalf of the Banks, each Agent shall exercise the same care and skill as it would exercise in dealing with loans for its own account.  No Agent, nor any of any Agent’s directors, officers, employees or other agents shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any Loan Document except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Agent (a) may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith and in accordance with the advice of such experts; (b) makes no representation or warranty to any Bank as to, and shall not be responsible to any Bank for, any recital, statement, representation or warranty made in or in connection with this Agreement, any Loan Document or in any written or oral statement (including a financial or other such statement), instrument or other document delivered in connection herewith or therewith or furnished to any Bank by or on behalf of the Borrower; (c) shall have no duty to ascertain or inquire into the Borrower’s performance or observance of any of the covenants or conditions contained herein or to inspect any of the property (including the books and records) of the Borrower or inquire into the use of the proceeds of the Revolving Loans or to inquire into the existence or possible existence of any Event of Default or Potential Default; (d) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency, collectibility or value of this Agreement or any other Loan Document or any instrument or document executed or issued pursuant hereto or in connection herewith, except to the extent that such may be dependent on the due authorization and execution by the Agent itself; (e) except as expressly provided herein in respect of information and data furnished to any Agent for distribution to the Banks, shall have no duty or responsibility, either initially or on a continuing basis, to provide to any Bank any credit or other information with respect to the Borrower, whether coming into its possession before the making of the Loans or at any time or times thereafter; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document for, and shall be entitled to rely and act upon, any notice, consent, certificate or other instrument or writing (which may be by facsimile (telecopier), telegram, cable, or other electronic means) believed by it to be genuine and correct and to have been signed or sent by the proper party or parties.

10.3      The Agents as Banks.  With respect to its Revolving Loan Commitment and the Loans made and to be made by it, each Agent shall have the same rights and powers under this Agreement and all other Loan Documents as the other Banks and may exercise the same as if it were not an Agent.  The terms “Bank” and “Banks” as used herein shall, unless otherwise expressly indicated, include National City Bank and Fortis in their individual capacity.  National City Bank and any successor Administrative Agent, and Fortis and any successor Security Agent or Structuring Agent, which is a commercial bank, and their respective Affiliates, may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with, the Borrower and its Affiliates from time to time, all as if such entity were not the Administrative Agent, Structuring Agent or Security Agent hereunder and without any duty to account therefor to any Bank.

10.4      Independent Credit Decisions.  Each Bank acknowledges to the Agents that it has, independently and without reliance upon the Agents or any other Bank, and based upon such documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently or through other advisers and representatives but without reliance upon the Agents or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or refraining from taking any action under this Agreement or any Loan Document.

10.5      Indemnification.  The Banks agree to indemnify each Agent (to the extent not previously reimbursed by the Borrower), ratably in proportion to each Bank’s Revolving Loan Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against National City Bank (and its successors) in its capacity as Administrative Agent, or against Fortis (and its successors) in its capacity as Security Agent or Structuring Agent, in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted to be taken by National City Bank (and its successors) in its capacity as Administrative Agent, or Fortis (and its successors) in its capacity as Security Agent or Structuring Agent, hereunder or under any Loan Document; provided that none of the Banks shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Bank agrees to reimburse the Agents, promptly on demand, for such Bank’s ratable share (based upon the aforesaid apportionment) of any out-of-pocket expenses (including counsel fees and disbursements) incurred by such Agent in connection with the preparation, execution, administration or enforcement of, or the preservation of any rights under, this Agreement and the Loan Documents to the extent that such Agent is not reimbursed for such expenses by the Borrower.

10.6      Successor Agents.  Any Agent may resign at any time by giving 30 days’ written notice of such resignation to the Banks and the Borrower, such resignation to be effective only upon the appointment of a successor Agent as hereinafter provided.  Upon any such notice of resignation, the Banks shall jointly appoint a successor Agent upon written notice to the Borrower and the withdrawing Agent, and provided that no Potential Default or Event of Default exists, the Borrower shall have the right to consent to such appointment (which consent shall not be unreasonably withheld or delayed).  If no successor Agent shall have been jointly appointed by such Banks (and, if required, consented to by the Borrower) and shall have accepted such appointment within thirty (30) days after the withdrawing Agent shall have given notice of resignation, the Administrative Agent (unless it is the withdrawing Agent, in which event the Bank or Banks having the largest Revolving Loan Commitment Percentage) may, upon notice to the Borrower and the Banks, appoint a successor Agent.  Upon its acceptance of any appointment as Agent hereunder, the successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of its predecessor, and the withdrawing Agent shall be discharged from its duties and obligations as Agent under this Agreement and the Loan Documents.  After an Agent’s resignation hereunder, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the Loan Documents.

10.7      Allocations Made By the Administrative Agent.  As between the Administrative Agent and the Banks, unless a Bank objecting to a determination or allocation made by the Administrative Agent pursuant to this Agreement delivers to the Administrative Agent written notice of such objection within one hundred twenty (120) days after the date any distribution was made by the Administrative Agent, such determination or allocation shall be conclusive on such one hundred twentieth day and only those items expressly objected to in such notice shall be deemed disputed by such Bank.  The Administrative Agent shall not have any duty to inquire as to the application by the Banks of any amounts distributed to them.

SECTION 11.

MISCELLANEOUS

11.1      Waiver.  No failure or delay on the part of any Agent or any Bank or any holder of any Note in exercising any right, power or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under any Loan Document.  The remedies provided under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

11.2      Amendments.  No amendment, modification, termination, renewal or waiver of any Loan Document or any provision thereof nor any consent to any departure by the Borrower therefrom shall be effective unless the same shall have been approved by the Majority Banks, be in writing and be signed by National City Bank, as Administrative Agent on behalf of the Banks, and then any such waiver or consent shall be effective only in the instance and for the specific purpose for which given, provided, however, that unanimous written consent of all of the Banks shall be required for:

(a) subject to Section 2.1(a), any increase in the amount of the Aggregate Revolving Loan Commitment; (b) any reduction in principal, interest, or fees payable by the Borrower under this Credit Facility; (c) any extension of the Revolving Loan Termination Date; (d) any extension of the due date for payment of any principal, interest or fees to be collected on behalf of the Banks; (e) any release of all or substantially all of the Collateral  (provided, however, that the Security Agent, acting alone, shall be entitled to release less than all or substantially all of the Collateral pursuant to Section 9.3); or (f) the release of any Guarantor.  In addition to the foregoing, no modification to the definition of “Asset Base” shall be made without the written consent of  the Required Banks and none of the voting rights established under this Section 11.2 shall be modified without the written consent of that number of Banks which would have been required to take the action to which such voting rights apply.  No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  No amendment or modification affecting the role of any Agent or Agents shall be effective unless it has been approved in writing by such Agent or Agents, as applicable.  In the event there exists one (1) dissenting Bank (the “Dissenting Bank”), the Borrower shall have the right to prepay the outstanding principal, interest then due and owing and Additional Amount (as set forth in Section 2.9) calculated with respect to the Revolving Loan made by the Dissenting Bank.  At such time as the prepayment is made the Dissenting Bank shall cease to be a Bank for purposes of this Credit Agreement and the Aggregate Revolving Loan Commitment shall be adjusted accordingly to reflect (i) the removal of the Dissenting Bank’s Revolving Loan Commitment and, if applicable, (ii) the increase by a Bank or Banks of their Revolving Loan Commitments or the addition of a new bank as a Bank under the Credit Agreement.

11.3      GOVERNING LAW.  THE LOAN DOCUMENTS AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL BE GOVERNED BY AND BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CALIFORNIA OR FEDERAL PRINCIPLES OF CONFLICT OF LAWS.

11.4      Participations and Assignments.  The Borrower hereby acknowledges and agrees that so long as a Bank is not in default of its obligations under this Agreement, such Bank may at any time, with the consent (which consent shall not be unreasonably withheld) of the Borrower and the Structuring Agent:  (a) grant participations in all or any portion of its Revolving Loan Commitment or any portion of its Note(s) or of its right, title and interest therein or in or to this Agreement (collectively, “Participations”) to any other lending office of such Bank or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations (“Participants”); provided, however, that:  (i) all amounts payable by the Borrower hereunder shall be determined as if such Bank had not granted such Participation; (ii) such Bank shall act as agent for all Participants; and (iii) any agreement pursuant to which such Bank may grant a Participation:  (x) shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (y) such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such modification, amendment or waiver would reduce the principal of or rate of interest on any Loan or postpone the date fixed for any payment of principal of or interest on any Loan or release (in whole or in part) any Guarantor or all or substantially all of the Collateral; and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make Loans hereunder; and (b) assign any of its Loans and its Revolving Loan Commitment. Upon execution and delivery by the assignee to the Borrower of an instrument in writing pursuant to which such assignee agrees to become a “Bank” hereunder having the Revolving Loan Commitment and Loans specified in such instrument, and upon consent thereto by the Borrower and the Structuring Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower), the obligations, rights and benefits of a Bank hereunder holding the Revolving Loan Commitment and Loans (or portions thereof) assigned to it, and such Bank shall, to the extent of such assignment, be released from the Revolving Loan Commitment (or portion(s) thereof) so assigned.  An assignment fee of $5,000 shall be paid by the assigning Bank to the Administrative Agent upon consummation of any assignment, including an assignment from one Bank to another Bank.  No assignments will be permitted by a Bank at a time when such Bank is in default of its obligations under this Agreement.  Notwithstanding anything to the contrary in this Section 11.4, the Borrower shall not have the right to approve any assignment or Participation by a Bank if a Potential Default or an Event of Default then exists.

11.5      Captions.  Captions in the Loan Documents are included for convenience of reference only and shall not constitute a part of any Loan Document for any other purpose.

11.6      Notices.  All notices, requests, demands, directions, declarations and other communications between the Banks and the Borrower provided for in any Loan Document shall, except as otherwise expressly provided, be mailed by registered or certified mail, return receipt requested, or telegraphed, or faxed, or delivered in hand or by a recognized overnight courier to the applicable party at its address indicated opposite its name on the signature pages hereto.  The foregoing shall be effective and deemed received three days after being deposited in the mails, postage prepaid, addressed as aforesaid and shall whenever sent by telegram, telegraph or facsimile (provided the transmitting facsimile machine provides written confirmation that the transmission was successfully completed) or delivered in hand or by a nationally recognized overnight courier be effective when received.  Any party may change its address by a communication in accordance herewith.

11.7      Sharing of Collections, Proceeds and Set-Offs: Application of Payments.

             (a)         If any Bank, by exercising any right of set-off, counterclaim or foreclosure, receives payment of principal or interest or other amount due on any Note which is greater than the percentage share of such Bank (determined as set forth below), the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made as may be required, so that all such payments shall be shared by the Banks on the basis of their percentage shares; provided that if all or any portion of such proportionately greater payment of such indebtedness is thereafter recovered from, or must otherwise be restored by, such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest being paid by such purchasing Bank.  The percentage share of each Bank shall be based on the portion of the outstanding Loans of such Bank (prior to receiving any payment for which an adjustment must be made under this Section) in relation to the aggregate outstanding Loans of all the Banks.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or reimbursement obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section would apply, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

             (b)        If an Event of Default or Potential Default shall have occurred and be continuing the Agents, each Bank and the Borrower agree that all payments on account of the Obligations shall be applied by the Administrative Agent and the Banks as follows:

             First, to any Agent, for any fees then due and payable to it under this Agreement or any other Loan Document until such fees are paid in full;

             Second, to any Agent, for any fees, costs or expenses (including expenses described in Section 11.8) incurred by such Agent under any of the Loan Documents, then due and payable and not reimbursed by the Borrower or the Banks until such fees, costs and expenses are paid in full;

             Third, to the Banks for their respective shares of all costs, expenses and fees then due and payable from the Borrower until such costs, expenses and fees are paid in full;

             Fourth, to the Banks for their percentage shares of all interest then due and payable from the Borrower until such interest is paid in full, which percentage shares shall be calculated by determining each Bank’s percentage share of the amounts allocated in (a) above determined as set forth in said clause (a);

             Fifth, to the Banks for their percentage shares of the principal amount of the Obligations then due and payable from the Borrower until such principal is paid in full, which percentage shares shall be calculated by determining each Bank’s percentage share of the amounts allocated in (a) above determined as set forth in said clause (a); and

             Sixth, if any amounts remain after satisfying the amounts specified in clauses First through Fifth above, the balance, if any, shall be remitted to the Borrower.

11.8      Expenses; Indemnification.  The Borrower will from time to time reimburse the Agents promptly following demand for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of their legal counsel) in connection with (a) the preparation of the Loan Documents, (b) the making of any Loans, and (c) the administration of the Loan Documents.  The Borrower also will from to time reimburse the Agents and each Bank for all out-of-pocket expenses (including reasonable fees and expenses of their legal counsel) in connection with the enforcement of the Loan Documents.  In addition to the payment of the foregoing expenses, the Borrower hereby agree to indemnify, defend, protect and hold National City Bank, as Administrative Agent, Fortis, as Security Agent, and Fortis, as Structuring Agent, each Bank and any holder of any Note and the officers, directors, employees, agents, Affiliates and attorneys of the Agents, each Bank and such holder (collectively, the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature, including reasonable fees and expenses of legal counsel, which may be imposed on, incurred by, or asserted against such Indemnitee by the Borrower or other third parties and arise out of or relate to this Agreement or the other Loan Documents or any other matter whatsoever related to the transactions contemplated by or referred to in this Agreement or the other Loan Documents (including, without limitation, any Loan, any Revolving Loan Commitment or the Borrower’s use of the proceeds of any Loan); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder to the extent that the liability incurred by such Indemnitee has been determined by a court of competent jurisdiction to be the result of gross negligence or willful misconduct of such Indemnitee.

11.9      Survival of Warranties and Certain Agreements.  All agreements, representations and warranties expressly made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in Section 11.8 shall survive the payment of the Loans and the termination of this Agreement and continue for the benefit of the Indemnitees, notwithstanding the failure of the transactions contemplated hereby to be consummated.  This Agreement shall remain in full force and effect until the repayment in full of all amounts owed by the Borrower under the Notes or any other Loan Document.

11.10    Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, any Note or other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Notes or other Loan Documents or of such provision or obligation in any other jurisdiction.

11.11    Banks’ Obligations Several; Independent Nature of Banks’ Rights.  The obligation of each Bank hereunder is several and not joint and no Bank shall be the agent of any other (except to the extent any Agent is authorized to act as such hereunder).  No Bank shall be responsible for the obligation or commitment of any other Bank hereunder.  In the event that any Bank at any time should fail to make a Loan as herein provided, the other Banks, or any of them as may then be agreed upon, at their sole option, may make the Loan that was to have been made by the Bank so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by any Agent or any Bank pursuant hereto or thereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and, subject to the terms of this Agreement, each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

11.12    No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by any Bank to the Borrower.

11.13    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH OF THE BORROWER, THE AGENTS, AND THE BANKS HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF SAN FRANCISCO, CALIFORNIA AND IRREVOCABLY AGREES THAT, ANY ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE NOTES, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY BE LITIGATED IN SUCH COURTS.  EACH PARTY TO THIS AGREEMENT ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, ANY NOTE, OR SUCH OTHER LOAN DOCUMENT.

11.14    WAIVER OF JURY TRIAL.  THE BORROWER, THE AGENTS, AND THE BANKS EACH HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP ESTABLISHED HEREBY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE BORROWER, THE AGENTS, AND THE BANKS EACH ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE TRANSACTION, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE BORROWER, THE AGENTS, AND THE BANKS EACH FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, MODIFICATIONS, REPLACEMENTS OR RESTATEMENTS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.15    Counterparts; Effectiveness.  This Agreement and any amendment hereto or waiver hereof may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and any amendments hereto or waivers hereof shall become effective when the Administrative Agent shall have received signed counterparts or notice by fax of the signature page that the counterpart has been signed and is being delivered to it or facsimile that such counterparts have been signed by all the parties hereto or thereto.

11.16    Use of Defined Terms.  All words used herein in the singular or plural shall be deemed to have been used in the plural or singular where the context or construction so requires.  Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class.

11.17    Offsets.  Nothing in this Agreement shall be deemed a waiver or prohibition of any Bank’s right of banker’s lien or offset.

11.18    Entire Agreement.  This Agreement, the Notes issued hereunder and the other Loan Documents constitute the entire understanding of the parties hereto as of the date hereof with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto.

11.19    Confidentiality.  In handling any written information specifically marked “confidential” prior to its delivery to any Bank by the Borrower, each of the Agents and the Banks shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same type to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or any other Loan Documents except that disclosure of such information may be made (a) to the agents, employees, subsidiaries or Affiliates of such Person in connection with this Agreement or any other Loan Document, (b) to prospective participants or assignees of the Loans, provided that they have agreed to be bound by the provisions of this Section 11.19, (c) as required by law, regulation, rule or order, subpoena, judicial order or similar order, and (d) as may be required in connection with the examination, audit or similar investigation of such Person.  Confidential information shall not include information that either (x) is in the public domain, or becomes a part of the public domain after disclosure to such Person through no fault of such Person or (y) is disclosed to such Person by a third party, provided such Person does not have knowledge that such third party is prohibited from disclosing such information.

*          *          *

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

WILLIS LEASE FINANCE CORPORATION

By	/s/ NICHOLAS J. NOVASIC

Name: Nicholas J. Novasic
Title: Chief Financial Officer

Notices To:

2320 Marinship Way
Suite 300
Sausalito, CA  94965
Fax No. (415) 331–5167
Attention:  General Counsel

FORTIS BANK [NEDERLAND] N.V. (as Structuring Agent)

By	/s/ M.P.A. ZONDAG

/s/ P.R.G. ZAMAN

Name: M.P.A. Zondag
Name: P.R.G. Zaman

Notices To:

Fortis Bank [Nederland] N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
Attention:  Maarten H. Schipper
Telephone:  31 10 401 9522
Facsimile:  31 10 401 9529

With a copy to:

Vedder, Price, Kaufman & Kammholz
Attention:  Dean N. Gerber
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone:  312–609–7500
Facsimile:  312–609–5005

FORTIS BANK [NEDERLAND] N.V. (as Security Agent)

By	/s/ M.P.A. ZONDAG

/s/ P.R.G. ZAMAN

Name: M.P.A. Zondag
Name: P.R.G. Zaman

Notices To:

Fortis Bank [Nederland] N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
Attention:  Maarten H. Schipper
Telephone:  31 10 401 9522
Facsimile:  31 10 401 9529

With a copy to:

Vedder, Price, Kaufman & Kammholz
Attention:  Dean N. Gerber
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone:  312-609–7500
Facsimile:  312–609–5005

FORTIS BANK [NEDERLAND] N.V.

By	/s/ M.P.A. ZONDAG

/s/ P.R.G. ZAMAN

Name: M.P.A. Zondag
Name: P.R.G. Zaman

Notices To:

Fortis Bank [Nederland] N.V.
Coolsingel 93
3012 AE Rotterdam
The Netherlands
Attention:  Maarten H. Schipper
Telephone:  31 10 401 9522
Facsimile:  31 10 401 9529

With a copy to:

Vedder, Price, Kaufman & Kammholz
Attention:  Dean N. Gerber
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone:  312-609–7500
Facsimile:  312–609–5005

NATIONAL CITY BANK, as Administrative Agent

By	/s/ CHRISTOS KYTZIDIS

Name: Christos Kytzidis
Title: Vice President

Notices To:

National City Bank
Attention: Christos Kytzidis, Vice President
Specialized Banking Group
One South Broad
13th Floor, Locator 01-5997
Philadelphia, PA 19107
Telephone:  267–256–4092
Facsimile:  267–256–4001

With a copy to:

National City Bank
Attention:  Larry Brown
Agent Services Group
1900 East Ninth Street
Locator 2083
Cleveland, OH 44114

NATIONAL CITY BANK

By	/s/ CHRISTOS KYTZIDIS

Name: Christos Kytzidis
Title: Vice President

Notices To:

National City Bank
Attention: Christos Kytzidis, Vice President
Specialized Banking Group
One South Broad
13th Floor, Locator 01-5997
Philadelphia, PA 19107
Telephone:  267–256–4092
Facsimile:  267–256–4001

With a copy to:

National City Bank
Attention:  Larry Brown
Agent Services Group
1900 East Ninth Street
Locator 2083
Cleveland, OH 44114

CITY NATIONAL BANK

By	/s/ STEVE SLOAN

Name: Steve Sloan
Title: Senior Vice President

Notices To:

Henry Yung, Vice President
City National Bank-San Francisco CBC
351 California Street, Mezzanine Level
San Francisco, CA 94104
Phone: 415-576-3909
Facsimile: 415-576-3996

With a copy to:

Steven K. Sloan, Senior Vice President
City National Bank
400 N. Roxbury Drive, 3rd Floor
Beverly Hills, CA 90210
Phone: 310-888-6140
Facsimile:  310–888–6564

FIRST UNION NATIONAL BANK

By	/s/ BILL A. SHIRLEY

Name: Bill A. Shirley
Title: Senior Vice President

Notices To:

First Union National Bank
One First Union Center, TW-9
301 South College Street
Charlotte, NC 28289
Attention: Conduit Administration
Phone: 704-383-9687
Facsimile: 704-374-3254

EUROPEAN AMERICAN BANK

By	/s/ ANTHONY NOCERA

Name: Anthony Nocera
Title: Vice President

Notices To:

European American Bank
400 Oak Street
Garden City, NY 11530
Attention: Anthony Nocera, Vice President
Phone: 516-357-1206
Facsimile: 516-357-1784
E-mail: anthony.nocera@eab.com

BANCO POPULAR NORTH AMERICA

By	/s/ JOSEPH FRADELOS

Name: Joseph Fradelos
Title: Assistant Vice President

Notices To:

Banco Popular North America
7 West 51st Street
New York, NY 10019
Attention: Joe Fradelos
Middle Market Lending Group
Phone: 212-445-1800
Facsimile: 212-588-3532

CALIFORNIA BANK & TRUST

By	/s/ J. MICHAEL SULLIVAN

Name: J. Michael Sullivan
Title: Vice President

/s/ THOMAS C. PATON

By: Thomas C. Paton, Jr.
Its: Senior Vice President & Manager

Notices To:

J. Michael Sullivan
Vice President
California Bank & Trust
South Bay Corporate Banking Office
1690 South El Camino Real
San Mateo, CA 94402
Phone: 650-294-2026
Facsimile: 650-294-2029

and:

Loan Administrator
California Bank & Trust
San Francisco Corporate Banking Office
465 California Street, 1st Floor
San Francisco, CA 94104
Telephone:  415–875–1441
Facsimile:  415–875–1457